UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Carter’s, Inc.

(Name of Registrant as Specified in its Charter)

Not applicable.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

APRIL 8, 2022

DEAR FELLOW SHAREHOLDERS,

Carter’s is the largest branded marketer of young children’s apparel in North America, with the leading share of a $37 billion newborn to ten-year-old apparel market.

We own two of the most highly recognized and trusted brand names in the children’s apparel market, Carter’s and OshKosh B’gosh. We also own Skip Hop, a leading young children’s lifestyle brand, and little planet, a brand focused on organic fabrics and sustainable materials. We believe we provide a strong value in our product offerings, including baby apparel, sleepwear, playwear, and related accessories.

We have a unique multi-channel, global business model, which includes retail stores, eCommerce, and wholesale distribution capabilities. We believe no other company in the world has our scope of distribution and success in branded children’s apparel.

Carter’s is emerging from the pandemic a stronger and more profitable company. In 2021, sales increased to $3.5 billion, up 15% compared to 2020, and were comparable to the pre-pandemic period in 2019. Our operating income in 2021 increased to a record-level of $497 million.

Our growth in earnings in 2021 was driven by structural changes made to our business over the past two years. When the pandemic began, we focused our efforts on fewer, better, and higher margin sales. We reduced lower-margin product choices, closed over 100 low-margin stores, and reduced off-price wholesale sales by over 50%. With leaner inventories, we reduced our low-margin clearance sales by nearly $50 million and focused our marketing investments on brand building versus margin- erosive promotions. Collectively, these strategies enabled us to achieve record profitability in 2021.

We believe the benefits realized from these structural changes are sustainable, and we are committed to build on our higher level of earnings in the years ahead.

GROWTH OBJECTIVES

Given the strong performance we achieved in 2021, we are now forecasting sales to exceed $4 billion by 2026.

Our U.S. Retail segment is expected to be the largest contributor to our sales growth.

We expect our stores will continue to be an important component of consumers’ experiences with our brands. Over 60% of young children’s apparel in the United States is purchased in stores. Stores are also our highest source of new customer acquisition. Consumers who shop both online and in our stores are our highest value customers. They spend three times more on children’s apparel each year than our single channel customers.

With our focus on fewer, better, higher margin product choices, better inventory management, and new pricing capabilities, our store unit economics have improved. Fewer stores need to be closed and more profitable store opening opportunities are now available to us. We now plan to open 100 or more stores in the United States over the next five years, net of closures.

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Our U.S. Wholesale segment is expected to be the second largest contributor to our sales growth over the next five years.

We are expecting the largest growth in wholesale sales will come from our exclusive Carter’s brands sold through Target, Walmart, and Amazon. These retailers saw the biggest benefit in consumer traffic over the past two years. They offer one-stop shopping for families with young children, and we benefit from that frequent traffic for essential core products, including groceries, baby formula, and diapers. We also expect to see the benefits of a good multi-year recovery with our other wholesale customers in the years ahead.

We are expecting good growth in International sales, with over 70% of our growth expected to be driven by our operations in Canada and Mexico. We are also planning good growth with our wholesale partner in Brazil and with Amazon.

Assuming continued benefits from the structural changes made to our business and success with our growth strategies, we are forecasting operating income to exceed $600 million by 2026. When considering the repayment of $500 million in pandemic-related borrowings, which thankfully were not needed, and $1.0 billion in planned share repurchases, we expect earnings per share to exceed $12 by 2026.

Since 2007, we have returned $2.5 billion in excess capital to our shareholders through share repurchases and dividends. Over the next five years, we are projecting cumulative operating cash flow of over $2 billion, which we expect will enable continued investment in our growth strategies and support a meaningful return of capital to our shareholders.

Given this outlook for growth, our Board of Directors declared a 25% increase in our quarterly dividend earlier this year.

GROWTH STRATEGIES

To achieve our growth objectives, we are focused on four key strategic priorities:

Lead in eCommerce

We operate the largest specialty retail store chain and most highly rated online platform focused on children’s apparel in the United States, with omnichannel capabilities to support the shopping preferences of families with young children.

eCommerce continued to be our highest margin business in 2021. It contributed nearly 40% of our total U.S. Retail sales, up from 31% before the pandemic in 2019. Over the next five years, we expect eCommerce sales to grow to nearly 50% of our total U.S. Retail sales.

Carter’s is the best-selling young children’s apparel brand online in North America. We have unparalleled relationships with leading eCommerce retailers of young children’s apparel, including Amazon, Target, Walmart, Kohl’s, and Macy’s. Together with our wholesale partners, the global online sales of our brands grew to nearly $1.4 billion last year and nearly doubled versus 2019.

Win in Baby

Our Carter’s brand has a unique position in the marketplace. It is the leading brand in the newborn to 10-year-old apparel market in the United States. Over 50% of Carter’s annual apparel sales are for newborn to two-year old children. In this segment of the apparel market, our Carter’s brand has nearly four times the share of its nearest competitor.

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Annual births in the United States peaked at 4.3 million in 2007. With the Great Recession that followed, births have decreased nearly every year since. And yet, given the strengths of our brands and market distribution capabilities, Carter’s sales and earnings have more than doubled during this same time period. Our sales of baby apparel continued to be robust in 2021, up 10% for the year.

The latest government data suggests that birth trends in the United States are stabilizing. Weddings, many rescheduled more than once during the pandemic, are expected to be at a near 40-year high in 2022. With a record level of weddings in the months ahead, new family formations hopefully will follow.

Age Up

Our long track record of success suggests consumers trust Carter’s for their baby apparel purchases and, as their children grow, many stay with us and appreciate the high value our product offerings provide in those early years of life.

The total addressable apparel market for newborn to 10-year-old children in the United States is over $30 billion. It is a highly fragmented market, and our Carter’s brand share is 70% larger than our nearest competitor. We own the largest share of the baby and toddler apparel markets, and we have successfully extended the scope of our product offerings to outfit older children.

Last year, we saw over 30% growth in our sales of apparel for children ages four to 10 years old. This older age apparel market is larger than the baby and toddler apparel markets combined. We believe our Age Up strategy will continue to be a good source of growth for us in the years ahead.

Expand Globally

Within the United States, our brands are sold through over 17,000 points of distribution. Outside the United States, our brands are sold through approximately 3,900 points of distribution. Last year, our International sales grew 29%, the highest growth rate of our three segments.

We have the largest share of the children’s apparel market in Canada, with more than twice the share of our nearest competitor. We have strengthened our leading position in this market by investing in omnichannel capabilities, including the same-day pickup and curbside pickup of online purchases.

In Mexico, we are executing the same strategy that served us well in Canada and the United States by building retail store, eCommerce, and wholesale distribution capabilities. We plan to continue opening co-branded stores with the very best of our Carter’s, OshKosh, and Skip Hop brands and converting our legacy, smaller stores in Mexico to this more productive and profitable model.

Our global capabilities are further strengthened through our relationships with multi-national retailers, including Amazon, Walmart, and Costco, and wholesale partners in over 90 countries.

THE PATH FORWARD

With the lingering effects of pandemic-related supply chain delays and high inflation, the path forward near term may be bumpy and recovery uneven, but the outlook for our business is very positive. Beautiful babies are born every day and the apparel brand their families purchase more so than any other brand is Carter’s.

Carter’s is beginning its 157th year in operation. Our Carter’s, OshKosh B’gosh and Skip Hop brands are a special part of a family’s experience raising their young children. We’ve invested in capabilities that enable Carter’s to provide the best value and experience in young children’s apparel. We believe no other company in the world has the scope or depth of relationships with the largest retailers of young children’s apparel. Carter’s has also earned the highest ratings for store and online shopping experiences.

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Our strong recovery in 2021 was made possible by our nearly 20,000 employees who persevered through the historic health crisis. I am grateful to each and every one of them for their passion for our brands and the success they continue to make possible for our Company. With their support, Carter’s best years are ahead of us.

On behalf of our Board of Directors, Leadership Team, and our dedicated employees, thank you for your investment in Carter’s.

Sincerely,

Michael D. Casey

Chairman and Chief Executive Officer

Forward-looking statements in this letter are

subject to risks which are disclosed in our Annual Report on Form 10-K.

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2022 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the 2022 Annual Meeting of Shareholders of Carter’s, Inc. (the “Annual Meeting”) will be held at 1:00 p.m. Eastern Time on May 18, 2022.

The Annual Meeting will be held in a virtual-only meeting format, via live webcast that will provide shareholders with the ability to participate in the Annual Meeting, vote their shares and ask questions. We believe that this year’s virtual Annual Meeting will enable increased shareholder participation from locations around the world, and lower the cost to our shareholders, the Company, and the environment. You will not be able to attend the Annual Meeting physically in person.

The business matters for the Annual Meeting are as follows:

1)	The election of the twelve nominated directors;

2)	An advisory approval of compensation for our named executive officers (the “say-on-pay” vote);

3)	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2022; and

4)	Any other business that may properly come before the meeting.

Only shareholders of record and beneficial owners of shares of our common stock as of the close of business on March 22, 2022, the record date, may attend and participate in the Annual Meeting, including voting and asking questions during the virtual Annual Meeting.

In order to attend the Annual Meeting, you must register at www.proxydocs.com/CRI. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions during the Annual Meeting.

As part of the registration process, you must enter the control number located on your proxy card or voting instruction form. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process.

On the day of the Annual Meeting, May 18, 2022, shareholders may begin to login to the Annual Meeting fifteen minutes (15) minutes prior to the Annual Meeting. The Annual Meeting will begin promptly at 1:00 p.m., Eastern Time.

Shareholders of record at the close of business on March 22, 2022 are entitled to receive notice of, attend (virtually), and vote at the Annual Meeting. Your vote is very important. Whether or not you plan to attend the Annual Meeting, to ensure that your shares are represented at the Annual Meeting, please submit your voting instructions over the internet, by telephone, by completing, signing, dating, and returning your proxy card in the enclosed envelope, or by following the instructions you have received from your broker or other nominee.

Important notice regarding the availability of proxy materials for the

2022 Annual Meeting of Shareholders of Carter’s, Inc. to be held on May 18, 2022:

The proxy materials and the Annual Report to Shareholders are available at

http://www.carters.com/annuals

The Board of Directors recommends that you vote FOR each of proposals 1-3 listed above.

By order of the Board of Directors,

Scott F. Duggan
Senior Vice President, Legal and Corporate Affairs, General Counsel & Secretary

Atlanta, Georgia
April 8, 2022

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving this proxy statement?

The Board of Directors (the “Board”) of Carter’s, Inc. (“we,” “us,” “our,” “Carter’s,” or the “Company”) is soliciting proxies for our 2022 Annual Meeting of Shareholders on May 18, 2022 at 1:00 p.m. Eastern Time (the “Annual Meeting”). This proxy statement and accompanying proxy card are being mailed on or about April 8, 2022 to shareholders of record as of March 22, 2022, the record date (the “Record Date”) for the Annual Meeting.

You are receiving this proxy statement because you owned shares of Carter’s common stock on the Record Date and are therefore entitled to vote at the Annual Meeting. By use of a proxy, you can vote regardless of whether or not you attend the Annual Meeting. This proxy statement provides information on the matters on which the Board would like you to vote so that you can make an informed decision.

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is to address the following business matters:

1.	The election of the twelve nominated directors (see page 19);

2.	An advisory approval of the compensation for our named executive officers (“NEOs”) (the “say-on-pay” vote) (see page 49);

3.	The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for fiscal 2022 (see page 51); and

4.	All other business that may properly come before the meeting.

Who is asking for my vote?

The Company is soliciting your proxy on behalf of the Board. The Company is paying for the costs of this solicitation and proxy statement.

Who can attend the Annual Meeting?

All shareholders of record, or their duly appointed proxies, may attend the virtual-only Annual Meeting. Beneficial holders who hold shares “in street name” may also attend provided they obtain the appropriate documents from their broker or other nominee and present them at the Annual Meeting. As of the Record Date, there were 40,683,845 shares of common stock issued and outstanding.

In order to attend the Annual Meeting, you must register at www.proxydocs.com/CRI. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions during the Annual Meeting.

As part of the registration process, you must enter the control number located on your proxy card or voting instruction form. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process.

On the day of the Annual Meeting, May 18, 2022, shareholders may begin to login to the virtual-only Annual Meeting fifteen (15) minutes prior to the Annual Meeting. The Annual Meeting will begin promptly at 1:00 p.m., Eastern Time.

How will the virtual meeting work?

We have designed the format of the Annual Meeting to provide our shareholders the same rights and opportunities to participate as they would at an in-person meeting.

During the Annual Meeting, we will hold a question and answer session during which we intend to answer questions submitted during the meeting that are pertinent to the Company, as time permits, and in accordance with our Rules and Procedures for Conduct of the Annual Meeting. On the day of and during the Annual Meeting, you can view our Rules and Procedures for Conduct of the Annual Meeting and submit any questions on the virtual meeting platform which you can access with your unique link included in the email you will receive one (1) hour prior to the start of the Annual Meeting. Answers to any questions not addressed during the meeting will be posted following the meeting on the investor relations page of our website. Questions and answers will be grouped by topic, and substantially similar questions will be answered only once. To promote fairness, efficiently use the Company’s resources, and ensure all shareholder questions are able to be addressed, we will respond to no more than three questions from any single shareholder.

Prior to and during the Annual Meeting, we will have support available to assist shareholders with any technical difficulties they may have accessing or hearing the virtual meeting. Technical support will be available if you encounter any difficulty accessing, or during, the virtual meeting. The technical support telephone number will be included in the access email you will receive one (1) hour prior to the start of the Annual Meeting.

What are my voting rights?

Each share of common stock is entitled to one vote on each matter submitted to shareholders at the Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner “in street name”?

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record for these shares. As the shareholder of record, you have the right to grant your voting proxy directly to the persons listed on your proxy card or vote in person (virtually) at the Annual Meeting.

If your shares are held in a brokerage account or through another nominee, such as a trustee, you are considered the beneficial owner of shares held “in street name.” These proxy materials are being forwarded to you together with a voting instruction card. As a beneficial owner, you have the right to direct your broker or other nominee how to vote, and you are also invited to attend the Annual Meeting. Because you are a beneficial owner and not the shareholder of record, you may not vote your shares in person (virtually) at the Annual Meeting unless you obtain a proxy from the broker or other nominee that holds your shares. Your broker or other nominee should have provided directions for you to instruct the broker or nominee on how to vote your shares.

What is a broker non-vote?

If you are a beneficial owner whose shares are held “in street name” and you do not provide voting instructions to your broker, your shares will not be voted on any proposal as to which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” Your broker only has discretionary authority to vote on Proposal Number Three. Therefore, your broker will not have discretion to vote on any other proposal unless you specifically instruct your broker how to vote your shares by returning your completed and signed voting instruction card.

What constitutes a quorum?

A quorum is the minimum number of shares required to be present to transact business at the Annual Meeting. Pursuant to the Company’s by-laws, the presence at the Annual Meeting, in person, by proxy, or by remote communication, of the holders of at least a majority of the shares entitled to be voted will constitute a quorum. Broker non-votes and abstentions will be counted as shares that are present at the meeting for purposes of determining a quorum. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What are my choices when casting a vote with respect to the election of the twelve nominated directors, and what vote is needed to elect the director nominees?

In voting on the election of the director nominees (Proposal Number One), shareholders may:

1.	vote for any of the nominees;

2.	vote against any of the nominees; or

3.	abstain from voting on any of the nominees.

Pursuant to our by-laws, a nominee must receive the vote of a majority of the shares present and entitled to vote, which means that the number of votes cast “for” a director nominee must exceed the aggregate of the number of votes cast “against” that nominee and shares as to which the holder “abstains” with respect to that nominee. Any nominee not receiving such majority, who is then serving as a director, must tender his or her resignation for consideration by the Board. Any nominee appointed to the Board, subject to shareholder approval, will not have been elected as a director at the Annual Meeting. Votes to abstain on Proposal Number One will have the practical effect of a vote “against” a director nominee. Broker non-votes will not be considered shares entitled to vote on the election of directors and thus will not affect the outcome of this vote.

What are my choices when casting an advisory vote on approval of compensation of the Company’s NEOs, commonly referred to as the “say-on-pay” vote, and what vote is needed to approve this proposal?

In voting on the compensation of the Company’s NEOs (Proposal Number Two), shareholders may:

1.	vote for the approval of compensation of the Company’s NEOs, on an advisory basis, as described in this proxy statement;

2.	vote against the approval of compensation of the Company’s NEOs, on an advisory basis, as described in this proxy statement; or

3.	abstain from voting on compensation of the Company’s NEOs, on an advisory basis, as described in this proxy statement.

Because Proposal Number Two asks for a non-binding, advisory vote, there is no required vote that would constitute approval. We value the opinions expressed by our shareholders in this advisory vote, and our Compensation Committee will consider the outcome of the vote when evaluating our compensation programs and making future compensation decisions for our NEOs. Abstentions and broker non-votes, if any, will not have any effect on this advisory vote.

What are my choices when voting on the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for fiscal 2022, and what vote is needed to approve this proposal?

In voting on the ratification of PwC (Proposal Number Three), shareholders may:

1.	vote to ratify PwC’s appointment;

2.	vote against ratifying PwC’s appointment; or

3.	abstain from voting on ratifying PwC’s appointment.

The approval of Proposal Number Three requires the affirmative vote of a majority of the votes properly cast at our Annual Meeting. Abstentions are not considered votes cast and thus will not affect the outcome of this proposal. A broker or other nominee will generally have discretionary authority to vote on this proposal because it is considered a routine matter, and, therefore, we do not expect broker non-votes with respect to this proposal.

How does the Board recommend that I vote?

The Board recommends a vote:

FOR the election of the twelve nominated directors (Proposal Number One);

FOR the approval of the compensation of the Company’s NEOs, on an advisory basis, as described in this proxy statement (Proposal Number Two); and

FOR the ratification of the appointment of PwC (Proposal Number Three).

How do I vote?

You may hold company shares in multiple accounts and therefore receive more than one set of the Proxy Materials. To ensure that all of your shares are voted, please submit your proxy or voting instructions for each account for which you have received a set of the Proxy Materials.

Shares Held of Record. If you hold your shares in your own name as a holder of record with our transfer agent, American Stock Transfer and Trust Company, you may authorize that your shares be voted at the Annual Meeting in one of the following ways:

By Internet	If you received a printed copy of the Proxy Materials, follow the instructions on the proxy card.
By Telephone	If you received a printed copy of the Proxy Materials, follow the instructions on the proxy card.
By Mail	If you received a printed copy of the Proxy Materials, complete, sign, date, and mail your proxy card in the enclosed, postage-prepaid envelope.
In Person (Virtual)	You may also vote by attending the meeting virtually through www.proxydocs.com/CRI. To attend the Annual Meeting and vote your shares, you must register for the Annual Meeting and provide the control number located on your proxy card.

Shares Held in Street Name. If you hold your shares through a broker, bank or other nominee (that is, in street name), you will receive instructions from your broker, bank or nominee that you must follow in order to submit your voting instructions and have your shares voted at the Annual Meeting. If you want to vote in person virtually at the Annual Meeting, you must register in advance at www.proxydocs.com/CRI. You may be instructed to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the meeting. Further instructions will be provided to you as part of your registration process.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance of the Annual Meeting as described above so that your vote will be counted if you later decide not to attend or are unable to attend the Annual Meeting.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy card, you may change or revoke your vote at any time before your proxy votes your shares by submitting written notice of revocation to Mr. Duggan at the Company’s address set forth in the 2022 Notice of Annual Meeting, or by submitting another proxy card bearing a later date. Alternatively, if you have voted over the internet or by telephone, you may change your vote by calling 866-649-0070 and following the instructions. Attendance at the Annual Meeting will not constitute a revocation of a previously provided proxy unless you affirmatively indicate at the Annual Meeting that you intend to vote your shares in person by completing and delivering a written ballot.

If you hold your shares through a broker or other nominee and would like to change your voting instructions, please review the directions provided to you by that broker or nominee.

May I vote confidentially?

Yes. Our policy is to keep your individual votes confidential, except as appropriate to meet legal requirements, to allow for the tabulation and certification of votes, or to facilitate proxy solicitation.

Who will count the votes?

A representative of Mediant, Inc. will count the votes and act as the inspector of election for the Annual Meeting.

What happens if additional matters are presented at the Annual Meeting?

As of the date of this proxy statement, the Board knows of no matters other than those set forth herein that will be presented for determination at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting and call for a vote of shareholders, the Board intends proxies to be voted in accordance with the judgment of the proxy holders.

Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final results in our current report on Form 8-K within four business days after the Annual Meeting.

What is “householding” of the Annual Meeting materials?

The U.S. Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers “household” proxy materials, delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or the Company if you hold shares registered directly in your name. You can notify the Company by sending a written request to Mr. Duggan at the Company’s address set forth in the 2022 Notice of Annual Meeting or by calling us at (678) 791-1000.

How may I obtain a copy of the Company’s Annual Report?

A copy of our fiscal 2021 Annual Report on Form 10-K (the “Annual Report”) accompanies this proxy statement and is available at http://www.carters.com/annuals. Shareholders may also obtain a free copy of our Annual Report by sending a request in writing to Mr. Duggan at the Company’s address set forth in the 2022 Notice of Annual Meeting or by calling us at (678) 791-1000.

When are shareholder proposals due for consideration in next year’s proxy statement or at next year’s annual meeting?

Shareholders may present proper proposals for inclusion in our proxy statement and for consideration at the 2023 annual meeting of shareholders by submitting their proposals in writing to Mr. Duggan at the Company’s address set forth in the 2022 Notice of Annual Meeting in a timely manner.

If the proposal is to be included in next year’s proxy statement pursuant to Rule 14a-8 under the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), then the proposal must be submitted and received on or before December 9, 2022. If we hold our 2023 annual meeting of shareholders more than 30 days before or after May 18, 2023 (the one-year anniversary date of the 2022 Annual Meeting), we will disclose the new deadline by which shareholders’ proposals must be received under Item 5 of Part II of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably determined to inform shareholders.

Our by-laws also establish an advance notice procedure for shareholders who wish to present a proposal before an annual meeting but do not intend for the proposal to be included in our proxy statement or wish to nominate a director for consideration at an annual meeting of shareholders. Such proposals or nominations must be submitted and received no earlier than January 18, 2023, and no later than February 17, 2023 for our annual meeting of shareholders to be held in 2023. If we hold our 2023 annual meeting of shareholders more than 30 days before or after May 18, 2023 (the one-year anniversary date of the 2022 Annual Meeting), the notice of a shareholder proposal that is not intended to be included in our proxy statement or a nomination must be received not later than the close of business on the earlier of the following two dates:

•	the 10th day following the day on which notice of the meeting date is mailed, and

•	the 10th day following the day on which public disclosure of the meeting date is made.

To comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than March 19, 2023. Please note that there are additional requirements under our by-laws and the proxy rules to nominate a director or present a proposal, including continuing to own a minimum number of shares of our stock until next year’s annual meeting and appearing in person at the annual meeting to present the nomination or explain your proposal.

What do you mean by fiscal years in this proxy statement?

Our fiscal year ends on the Saturday, in December or January, nearest the last day of December, resulting in an additional week of results every five or six years. Fiscal 2021 (which ended on January 1, 2022) contained 52 weeks. Fiscal 2020 (which ended on January 2, 2021) contained 53 weeks and fiscal 2019 (which ended on December 28, 2019) contained 52 weeks. Fiscal 2022 (which will end on December 31, 2022) and Fiscal 2023 (which will end on December 30, 2023) will each contain 52 weeks.

Who can help answer my questions?

If you have any questions about the Annual Meeting or how to submit or revoke your proxy, or to request an invitation to the Annual Meeting, contact Mr. Duggan at the Company’s address set forth in the 2022 Notice of Annual Meeting or by calling us at (678) 791-1000.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION

Board of Directors

Each of our directors stands for election annually and thereafter holds office for a one-year term. We are asking our shareholders to elect twelve proposed nominees set forth below at the Annual Meeting.

Giuseppina Buonfantino and David Pulver are not seeking re-election in light of other obligations, in the case of Ms. Buonfantino, and pursuant to our Retirement Policy, in the case of Mr. Pulver. The Company is grateful to each of them for their service to our Company. In addition to the eight continuing director nominees, the Board is recommending four new candidates for election – Rochester (Rock) Anderson, Jr., Jeffrey H. Black, Stacey S. Rauch and Stephanie P. Stahl.

Last year, we disclosed our plan to focus on Board candidates with diverse backgrounds. In executing on that commitment, four of the five directors and nominees appointed by the Board during 2021 and newly proposed for election to the Board at the Annual Meeting represent diverse backgrounds. Assuming all nominees are elected at the Annual Meeting, four of our twelve directors will be female and two have self-identified as ethnically or racially diverse. Going forward, the Board plans to continue our focus on candidates with diverse backgrounds, including gender, race and ethnicity. Please see “—Retirement Policy” below for additional information regarding planned Board transition and “—Consideration of Director Nominees” for more information on the Nominating and Corporate Governance Committee’s philosophy and commitment to including in each search candidates who reflect diverse backgrounds.

The Board believes that each director and candidate nominated for election has valuable skills and experiences that, taken together, provide the Company with the variety and depth of knowledge, judgment, and strategic vision necessary to provide effective oversight of the Company’s business operations. Our directors have extensive experience, both domestically and internationally, in different fields, including apparel and retail, consumer products, brand marketing, human capital management, technology, cyber and data security, global sourcing, sustainability, risk management, finance, and accounting.

The Board also believes that, as indicated in the following biographies, each director has demonstrated significant leadership in positions such as chief executive officer, chief financial officer, division president, and other senior executive positions. In addition, many of our directors and candidates who are not currently directors have significant experience in the oversight of public companies due to their service as directors of Carter’s and other companies.

Rochester (Rock) Anderson, Jr. has been appointed to the Board, subject to his election as a director by our shareholders at the Annual Meeting. Mr. Anderson has more than 15 years of experience leading human resource organizations and more than ten years of operational experience with public and private corporations and non-profit organizations. Mr. Anderson is currently Senior Vice President—Human Resources of AutoNation, Inc., the nation’s largest automobile dealer with over 21,000 Associates, working in over 300 locations across 18 states. Mr. Anderson previously served as Senior Vice President, People Solutions for the Financial Industry Regulatory Authority, and served from 2006 to 2018 in various human resource focused and operational roles at Cox Automotive Inc. serving from 2014 to 2018 as Chief Human Resources Officer and Executive Vice President. Mr. Anderson’s experience focuses on human capital management, career development and training, operational management, and diversity and inclusion. Mr. Anderson also serves on the Board of Trustees of Dillard University.

Director Qualifications: Mr. Anderson brings to the Board significant human capital management, organizational improvement, compensation and benefits, and executive management experience, as well as valuable insights into workforce dynamics, diversity, equity and inclusion, and executive development.

Jeffrey H. Black has been appointed to the Board, subject to his election as a director by our shareholders at the Annual Meeting. Mr. Black served as Senior Partner and Vice Chairman of Deloitte LLP from 2002 to 2016 and as Partner-in-Charge of Arthur Andersen LLP’s Metro New York audit practice from 1988-2002. Mr. Black has served on the Board of Directors and as Audit Committee Chair of Otis Elevator since 2020 and serves as a member of the board of directors of two non-public companies, Vantage Airport Group, Ltd., a private company that invests in, develops, and manages airports around the world, and Basin Holdings LLC., a private company focused on providing products and services to energy and industrial customers around the world.

Director Qualifications: Mr. Black brings to the Board significant accounting, financial reporting, and executive leadership experience, as well as valuable insights into risk and crisis management and oversight of publicly-traded, global businesses. Mr. Black also has experience in cyber and information governance oversight and has earned a CERT Certificate in Cybersecurity Oversight issued by the CERT Divisions of the Software Engineering Institute at Carnegie Mellon University.

Hali Borenstein became a director in December 2019. Ms. Borenstein is the Chief Executive Officer of Reformation LLC, a women’s lifestyle brand focused on fashion and sustainability, a position she has held since June 2020. From December 2017 until June 2020, Ms. Borenstein was President of Reformation LLC, and from 2014 to 2017, Ms. Borenstein held various merchandising and design roles of increasing responsibility at Reformation LLC. Prior to joining Reformation LLC, Ms. Borenstein was a senior merchandiser at Gymboree Group, Inc., and began her career at Bain & Company.

Director Qualifications: Ms. Borenstein brings to the Board valuable perspective and insight in eCommerce, brand marketing, sustainable sourcing, and retail businesses, as well as expertise in apparel marketing and merchandising.

Luis A. Borgen became a director in November 2021. Since 2019, Mr. Borgen has been the Chief Financial Officer of athenahealth, Inc., a healthcare technology company. Prior to that, he was Chief Financial Officer for Vistaprint, an e-commerce company that produces marketing products for small and micro businesses. Prior to that, he served from 2012 to 2017 as Chief Financial Officer for DAVIDsTEA Inc., a specialty tea retailer in the United States and Canada that went public in 2015, and from 2010 to 2012 he served as Chief Financial Officer of DaVita Inc., a publicly traded healthcare provider. Mr. Borgen has been a director of Eastern Bankshares, Inc., the publicly traded parent of Eastern Bank, and a trustee of its predecessor holding company, Eastern Bank Corporation, since 2016.

Director Qualifications: Mr. Borgen brings to the Board valuable accounting, financial, and public company reporting experience, as well as valuable insights into executive oversight of information and data governance and security.

Michael D. Casey became a director in August 2008 and was named Chairman of the Board of Directors in August 2009. Mr. Casey joined the Company in 1993 as Vice President of Finance. Mr. Casey was named Senior Vice President of Finance in 1997, Senior Vice President and Chief Financial Officer in 1998, Executive Vice President and Chief Financial Officer in 2003, and Chief Executive Officer in 2008. Prior to joining the Company, Mr. Casey worked for Price Waterhouse LLP, a predecessor firm to PwC, from 1982 to 1993. He also served on the board of directors of The Fresh Market, Inc. from 2015 until 2016.

Director Qualifications: Mr. Casey brings to the Board valuable perspective and insight with respect to our business, industry, challenges, and opportunities as a result of his years serving in a variety of senior executive positions at the Company. Mr. Casey also represents management’s perspective on important matters to the Board. His service as a director of The Fresh Market, Inc. provided him with additional insight into public company corporate governance matters.

A. Bruce Cleverly became a director in March 2008. Mr. Cleverly retired as President of Global Oral Care from The Procter & Gamble Company/The Gillette Company in September 2007, a position he held since October 2005. Mr. Cleverly joined The Gillette Company in 1975 as a marketing assistant and held positions of increasing responsibility in brand management and general management in the United States, Canada, and the United Kingdom. In 2001, Mr. Cleverly became President of Gillette’s worldwide Oral Care business. Gillette was acquired by Procter & Gamble in 2005.

Mr. Cleverly is currently a director of Rain Bird Corporation, a privately held global manufacturer and provider of irrigation products and services, and was previously a director of Shaser BioScience, Inc. and WaterPik, Inc. Pursuant to our Retirement Policy for directors, Mr. Cleverly will not stand for election at our 2023 annual meeting.

Director Qualifications: Mr. Cleverly brings to the Board extensive experience in general management, consumer products, international operations, brand management, and brand marketing after spending over 30 years at The Procter & Gamble Company and The Gillette Company. His thorough understanding and appreciation for the corporate governance of the Board is reflected by his service on the above-listed boards of directors.

Jevin S. Eagle became a director in July 2010. Mr. Eagle served as Chief Executive Officer and director of DAVIDsTEA Inc., a specialty tea retailer in the United States and Canada, from April 2012 to April 2014. Mr. Eagle previously held several senior leadership positions at Staples, Inc. from 2002 to 2012, including Executive Vice President, Merchandising and Marketing. Prior to joining Staples, Inc., Mr. Eagle worked for McKinsey & Company, Inc. from 1994 to 2001, ultimately serving as a partner in the firm’s retail practice. Mr. Eagle is currently the Executive Director of Boston University Hillel.

Director Qualifications: Mr. Eagle brings to the Board broad experience in a number of areas, as the former Chief Executive Officer and director of DAVIDsTEA Inc. and Executive Vice President, Merchandising and Marketing of Staples, Inc., including retail, management, merchandising, strategic planning, and brand marketing. His experience in the retail industry provides our Board with critical insights.

Mark P. Hipp became a director in February 2018. Since January 2013, Mr. Hipp has been the co-Chief Executive Officer of H2IDD, an advisory firm focused on public and private mergers and acquisitions. From November 2013 until April 2017, Mr. Hipp was the operating partner at Sterling Partners, a private equity firm. Prior to that, he spent over 13 years at Hewlett Packard Enterprise Company, most recently as Vice President & General Manager, HP Global Networking Business Management. Mr. Hipp currently serves on the boards of directors of private-equity controlled companies including Eye Care Partners, a clinically integrated eye care group, and Purchasing Power LLC, a provider of purchasing finance programs delivered as a benefit to employees.

Director Qualifications: Mr. Hipp brings to the Board valuable perspective and insight with respect to issues relating to information technology, including cybersecurity and eCommerce, and mergers and acquisitions.

William J. Montgoris became a director in August 2007. Mr. Montgoris retired as Chief Operating Officer of The Bear Stearns Companies, Inc. in 1999, a position he held since August 1993, after spending 20 years with the company. While at Bear Stearns, Mr. Montgoris also served as the company’s Chief Financial Officer from April 1987 until October 1996. Mr. Montgoris is a trustee of the Hackensack Meridian School of Medicine and a trustee emeritus of Colby College and St. John’s University. Mr. Montgoris was previously a director of OfficeMax Incorporated, where he served from 2007 to 2013, and of Stage Stores, Inc., where he served from 2004 to 2020 and was chairman of the board from 2010 until 2020.

Director Qualifications: Mr. Montgoris brings to the Board valuable perspective and insight with respect to finance and accounting after spending over 20 years in the investment banking industry. His financial expertise offers our Board a deep understanding of financial and audit-related matters. As the former chairman of the board of directors for Stage Stores, Inc., Mr. Montgoris also brings valuable insight with respect to the retail industry and the oversight of public companies.

Stacey S. Rauch has been appointed to the Board, subject to her election as a director by shareholders at the Annual Meeting. Ms. Rauch is a Senior Partner Emeritus of McKinsey & Company from which she retired in 2010. Ms. Rauch was a leader in McKinsey’s Retail and Consumer Goods Practices, served as Head of the North American Retail and Apparel Practice, and as Global Retail Practice Convener. A 24-year veteran of McKinsey,

Ms. Rauch led engagements for a wide range of retailers, apparel wholesalers, and consumer goods manufacturers in the U.S. and internationally. Ms. Rauch was a co-founder of McKinsey’s New Jersey office and was the first woman at McKinsey appointed as an industry practice leader. Ms. Rauch is currently the Chair of the Board of the Fiesta Restaurant Group, Inc (owner and operator of quick-casual restaurants), where she chairs the corporate governance and nominating committee and sits on the remuneration committee. She also serves on the board of Heidrick & Struggles, Inc, (a leadership advisory firm providing executive search, consulting, and on-demand talent services) where she serves on the audit and finance committee and the nominating and board governance committee. Ms. Rauch was formerly a member of the boards of Land Securities Group, PLC, Ascena Retail Group, CEB, Inc, Ann, Inc., and the Tops Holding Corporation.

Director Qualifications: Ms. Rauch brings to the Board strategic leadership expertise and deep experience in international business with a significant focus on the retail, apparel and consumer goods industries. Ms. Rauch, through her board service, also brings meaningful experience in the oversight of executive compensation, corporate governance, and financial reporting.

Gretchen W. Schar became a director in July 2019. From 2011 until June 2018, Ms. Schar served as Executive Vice President and Chief Financial and Administrative Officer of Arbonne International LLC, a beauty and nutritional products company, and from 2008 until 2011 served as Executive Vice President and Chief Financial Officer of philosophy, inc., an international prestige beauty brand. Prior to that, Ms. Schar spent over 30 years at The Procter & Gamble Company in finance and general management roles of increasing responsibility. Since 2002, Ms. Schar has served on the board of directors of Cincinnati Financial Corporation, and previously served as a director of Beam Inc. from 2012 until 2015.

Director Qualifications: Ms. Schar brings to the Board broad experience in a number of areas, including accounting, auditing and financial reporting, investor relations, capital management, human resources, information technology, mergers and acquisitions, and strategic and business planning.

Stephanie P. Stahl has been appointed to the Board, subject to her election as a director by shareholders at the Annual Meeting. Ms. Stahl is a former Global Marketing & Strategy Officer of Coach, Inc. She is the Founder of her investment and advisory company Studio Pegasus LLC which she launched in 2015 to focus on supporting early stage consumer ventures. Ms. Stahl previously held executive positions at several leading retail and consumer products companies, and served as a Partner at The Boston Consulting Group until 2003. Ms. Stahl currently serves on the boards of directors of Dollar Tree where she serves as Chair of the Corporate Responsibility Committee and a member of the Nominating and Governance Committee; and Founders Table Restaurant Group, a private restaurant company. Ms. Stahl previously served on the Board of Directors of Knoll, Inc., where she chaired the Nominating and Corporate Governance Committee and was a member of the Audit Committee.

Director Qualifications: Ms. Stahl brings to the Board significant experience in marketing, data analytics, digital, sustainability, brand building, and strategy. Ms. Stahl has spent her career focused on the retail/consumer sector with extensive experience in developing, executing and optimizing major change initiatives including fundamental business transformation, mergers and acquisitions, and post-merger integrations. Ms. Stahl, through her board service, also brings meaningful experience in the oversight of corporate governance and ESG.

Board Leadership Structure

The Company’s Corporate Governance Principles provide that the positions of Chairman of the Board and Chief Executive Officer may be combined if the non-management directors determine it is in the best interest of the Company. In August 2009, the non-management directors appointed Mr. Casey as Chairman of the Board. The Board believes it is appropriate to continue to combine the positions of Chairman and Chief Executive Officer. Mr. Casey has nearly 30 years of management, finance, and administrative leadership experience at the

Company. In addition, Mr. Casey has extensive knowledge of, and experience with, all other aspects of the Company’s business, including with its employees, customers, vendors, and shareholders. Having Mr. Casey serve as both Chairman and Chief Executive Officer helps promote unified leadership and direction for both the Board and management.

In connection with Mr. Casey’s appointment as Chairman, the non-management directors also created the position of Lead Independent Director (“Lead Director”). This position was created to, among other things, ensure that the non-management directors maintain proper oversight of management and Board process. The responsibilities of the Lead Director include:

•	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	calling additional meetings of the independent directors;

•	facilitating discussion and open dialogue among the independent directors during Board meetings, executive sessions and outside of Board meetings;

•	serving as principal liaison between the independent directors and the Chairman, without inhibiting direct communication between them;

•

communicating to the Chairman and management, as appropriate, any decisions reached, and suggestions, views or concerns expressed, by independent directors in executive sessions or outside of Board meetings;

•	providing the Chairman with feedback and counsel concerning the Chairman’s interactions with the Board;

•	working with the Chairman to develop and approve Board meeting agendas and meeting schedules;

•	working with the Chairman on the appropriateness (including quality and quantity) and timeliness of information provided to the Board;

•	authorizing the retention of advisors and consultants who report directly to the Board when appropriate;

•	in consultation with the Nominating and Governance Committee, reviewing and reporting on the results of the Board performance self-evaluations;

•	at least annually, meeting individually with independent directors to discuss Board and committee performance, effectiveness and composition; and

•	if appropriate, and in coordination with management, being available for consultation and direct communication with major shareholders.

Mr. Pulver was appointed to serve as Lead Director in November 2018. The Board expects to elect Mr. Montgoris to succeed Mr. Pulver as Lead Director upon Mr. Pulver’s retirement at the Annual Meeting.

Director Independence

The New York Stock Exchange (“NYSE”) listing standards and the Company’s Corporate Governance Principles require a majority of the Company’s directors to be independent from the Company and the Company’s management. For a director to be considered independent, the Board must determine that the director has no direct or indirect material relationship with the Company. The Board considers all relevant information provided by each director regarding any relationships each director may have with the Company or management.

As a result of this review, our Board has determined that all of our non-management directors (all directors other than Mr. Casey) and all candidates not currently serving on the Board are independent and meet the independence requirements under the listing standards of the NYSE, the rules and regulations of the SEC, and the Company’s Corporate Governance Principles.

Board and Committee Evaluations

The Board recognizes that a robust and constructive evaluation process is an essential component of good corporate governance and Board and committee effectiveness. Through this process, directors provide feedback and assess Board, committee and director performance, including areas where the Board believes it is functioning effectively and areas where the Board believes it can improve. The Board and the committees may, from time to time, engage outside third parties to help with this process.

In fiscal 2021, under the leadership of the Lead Director and the Chairperson of the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee oversaw the Board’s annual evaluation process, which focused on the Board and each of the committees, as well as individual peer-to-peer assessments conducted by a third-party with significant experience in board and individual director assessments. These assessments included individual interviews with each director with feedback given to each director by the third-party assessor.

Retirement Policy

In February 2019, the Board adopted an amendment to the Company’s Corporate Governance Principles to include a retirement policy. Under this policy, each independent director’s retirement will be automatic at the annual meeting of shareholders following such director reaching the age of seventy five (75), and no person shall be eligible for nomination or election as an independent director after reaching the age of seventy five (75), subject to the following exceptions:

(a)

Mr. Pulver will retire at the Annual Meeting to the extent he is still serving as a director at such time. Each of Mr. Cleverly and Mr. Montgoris will retire at the annual meeting of shareholders following his seventy-eighth (78th) birthday (in 2023 and 2025, respectively) to the extent he is still serving as a director at such time.

(b)

The Board may waive this policy with respect to an individual upon the recommendation of the Nominating and Corporate Governance Committee. A waiver may be granted on a case-by-case basis for any reasonable purpose including, but not limited to, the particular skills and experiences the director brings to the Board, the director’s past performance and ability to continue to constructively contribute going forward, and the then-current composition of the Board. The affected individual shall not participate in any vote regarding the waiver if he or she is an incumbent director.

The Board determined that the above exceptions were appropriate in order to promote continuity of experience on the Board, both in the short term, by allowing Messrs. Pulver, Cleverly, and Montgoris to serve beyond their 75th birthdays if the Nominating and Corporate Governance Committee and the Board determine it is otherwise appropriate, and in the long term, by allowing the Nominating and Corporate Governance Committee to use reasonable discretion to allow a director to serve past his or her 75th birthday in the future.

Board and Annual Meetings

Our Corporate Governance Principles require at least four regularly scheduled Board meetings each year, and each director is expected to attend each meeting. The Board held four regularly scheduled quarterly meetings during fiscal 2021. The Board also held nine (9) additional special meetings in fiscal 2021, primarily to oversee the Company’s response to and progress during the COVID-19 pandemic and management’s progress against the Company’s annual and long-term plans.

In fiscal 2021, no director participated in less than 75% of the aggregate number of all the Board and applicable committee meetings except for Mr. Borgen who was appointed in November 2021.

Although the Company does not have a policy regarding director attendance at annual meetings of shareholders, all directors then standing for election attended the Company’s virtual annual meeting of shareholder in fiscal 2021.

Executive Sessions

Executive sessions of non-management directors are held at least four times a year. Any non-management director can request that additional executive sessions be scheduled. The Lead Director presides at the executive sessions of non-management directors.

Board Committees

Our Board has the following standing committees: Audit, Compensation, and Nominating and Corporate Governance. The charters for each committee are available in the investor relations section of our website at ir.carters.com or in print by contacting Mr. Duggan at the Company’s address set forth in the 2022 Notice of Annual Meeting. The Board may also establish other committees to assist in the discharge of its responsibilities.

The table below identifies the committee members and committee chairperson (as indicated by a “C”) as of the Record Date. The Board, with the guidance of the Nominating and Corporate Governance Committee, expects to evaluate committee compositions after the Annual Meeting in light of the potential election of new Board members at the Annual Meeting and will consider each independent Board member’s experience and skills as part of this evaluation.

Director	Audit	Compensation	Nominating & Corporate Governance
Hali Borenstein			✓
Luis A. Borgen	✓
Giuseppina Buonfantino		✓
A. Bruce Cleverly			✓
Jevin S. Eagle		C	✓
Mark P. Hipp	✓	✓
William J. Montgoris	✓		C
David Pulver			✓
Gretchen W. Schar	C	✓
Number of Fiscal 2021 Committee Meetings	6	8	10

Audit Committee

During fiscal 2021, the members of the Audit Committee were Ms. Schar and Messrs. Borgen (who joined in November 2021), Hipp and Montgoris. Ms. Schar serves as chairperson. During fiscal 2021, the Audit Committee held 6 meetings. Immediately following the Annual Meeting, the members of the Audit Committee will be Ms. Schar and Messrs. Borgen and Hipp, with Ms. Schar serving as chairperson.

The Audit Committee is responsible for, among other things, oversight of:

•	the quality and integrity of, and risks related to, the consolidated financial statements, including the accounting, auditing, reporting and disclosure practices of the Company;

•	the Company’s internal control over financial reporting;

•	the Company’s audit process;

•	the Company’s enterprise risk management program;

•	the Company’s related party transaction policy;

•	the independent auditor, including sole responsibility for its selection and retention and oversight of its performance, qualifications and independence;

•	the Company’s cybersecurity programs and policies, including its network security and information security practices;

•	the Company’s compliance with legal and regulatory requirements, except to the extent delegated to other Board committees; and

•	the performance of the Company’s internal audit function.

The Audit Committee operates pursuant to a written charter that addresses the requirements of the NYSE listing standards. The Board has determined that each member of the Audit Committee during fiscal 2021 was, and as currently structured is, independent and meets the financial literacy requirements, each as set forth in the NYSE’s listing standards. The Board has also determined that each of Ms. Schar and Messrs. Borgen and Montgoris is an “audit committee financial expert” as defined under SEC rules.

The Audit Committee Report is included in this proxy statement on page 50.

Compensation Committee

During fiscal 2021, the members of the Compensation Committee were Mses. Buonfantino and Schar, and Messrs. Eagle and Hipp. Mr. Eagle serves as chairperson. During fiscal 2021, the Compensation Committee held eight meetings. In addition to the four regularly scheduled meetings, additional meetings were held to oversee compensation decisions during the pandemic and to discuss talent management, including succession planning. Immediately following the Annual Meeting, the members of the Compensation Committee will be Ms. Schar and Messrs. Eagle and Hipp, with Mr. Eagle serving as chairperson.

The Compensation Committee is responsible for, among other things:

•

establishing the Company’s philosophy, policies, and strategies relative to executive compensation, including the mix of base salary, short-term and long-term incentive compensation, within the context of stated guidelines for compensation relative to peer companies, as determined from time to time by the Compensation Committee;

•	evaluating the performance of the Chief Executive Officer and other executive officers relative to approved performance goals and objectives;

•	setting the compensation of the Chief Executive Officer and other executive officers based upon the evaluation of performance, market benchmarks, and other factors;

•	assisting the Board in developing and evaluating candidates for key executive positions and ensuring succession plans are in place for the Chief Executive Officer and other executive officers;

•	evaluating compensation plans, policies, and programs with respect to executive officers, independent directors, and certain key personnel;

•	monitoring and evaluating benefit programs for the Company’s executive officers and certain key personnel;

•

reviewing and discussing with management, and recommending to the Board for inclusion in the proxy statement, proposals relating to shareholder advisory votes on executive compensation (the “say-on-pay” proposal) and on the frequency of the “say-on-pay” proposal (the “say-on-frequency” proposal); and

•

reviewing and discussing with management the Company’s Compensation Discussion and Analysis (“CD&A”) and producing an annual report on executive compensation for inclusion in the proxy statement, as applicable.

This year’s Compensation Committee Report is included in this proxy statement on page 36.

The CD&A, which begins on page 24, discusses how the Compensation Committee makes compensation-related decisions regarding our NEOs.

The Compensation Committee operates pursuant to a written charter that addresses the requirements of the NYSE’s listing standards. The Board has determined that each member of the Compensation Committee during fiscal 2021 was, and as currently structured is, independent as defined in the NYSE’s listing standards.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee serving during fiscal 2021 has been an officer or other employee of the Company. None of our executive officers has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board.

Nominating and Corporate Governance Committee

During fiscal 2021, the members of the Nominating and Corporate Governance Committee were Ms. Borenstein, and Messrs. Cleverly, Eagle, Montgoris and Pulver. Mr. Montgoris serves as chairperson. During fiscal 2021, the Nominating and Corporate Governance Committee held ten meetings. Immediately following the Annual Meeting, the members of the Nominating and Corporate Governance Committee will be Ms. Borenstein and Messrs. Cleverly, Eagle, and Montgoris, with Mr. Montgoris serving as chairperson.

The Nominating and Corporate Governance Committee is responsible for, among other things:

•	identifying and recommending candidates qualified to become Board members, including candidates with diverse backgrounds, and reviewing existing members for re-election;

•	recommending directors for appointment to Board committees; and

•	developing and recommending to the Board a set of corporate governance principles and monitoring the Company’s compliance with and effectiveness of such principles.

The Nominating and Corporate Governance Committee operates pursuant to a written charter that addresses the requirements of the NYSE’s listing standards. The Board has determined that each member of the Nominating and Corporate Governance Committee during fiscal 2021 was, and as currently structured is, independent as defined in the NYSE’s listing standards.

Consideration of Director Nominees

The Nominating and Corporate Governance Committee regularly assesses the appropriateness of the size of the Board. In the event that vacancies occur or are anticipated, the Nominating and Corporate Governance Committee will consider prospective nominees that come to its attention through current Board members, search firms, or other sources.

The Board believes that it is appropriate to limit the group of shareholders who can propose nominees due to time constraints on the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider persons recommended by shareholders who hold more than 1% of our common stock for inclusion as nominees for election to the Board if the names of such persons are submitted to Mr. Duggan at the Company’s address set forth in the 2022 Notice of Annual Meeting. This submission must be made in writing and in accordance with our by-laws, including mailing the submission in a timely manner and maintaining share ownership at the time of the applicable annual meeting, and the submission must include the nominee’s name, address, and qualifications for Board membership.

When evaluating a potential candidate for membership on the Board, including candidates properly submitted by shareholders, the Nominating and Corporate Governance Committee considers each candidate’s skills and experience and assesses the needs of the Board and its committees at that point in time. Consistent with this philosophy, the Nominating and Corporate Governance Committee is committed to including in each search candidates who reflect diverse backgrounds, including diversity of gender, ethnicity and race, and seeks to have Board members with diverse backgrounds, experiences, and points of view. In connection with its assessment of all prospective nominees, the Nominating and Corporate Governance Committee will determine whether to interview such prospective nominees, and if warranted, one or more members of the Nominating and Corporate Governance Committee, and others as appropriate, will interview such prospective nominees in person or by telephone or virtual meeting technology. Once this evaluation is completed, if warranted, the Nominating and Corporate Governance Committee selects the nominees and recommends to the Board that they be nominated for election at the annual meeting.

Shareholder Communication with Directors

A shareholder or other interested party may submit a written communication to the Board, the Lead Director, or other individual non-management directors. The submission must be delivered to Mr. Duggan at the Company’s address set forth in the 2022 Notice of Annual Meeting.

The Board, the Lead Director, or other non-management directors may require the submitting shareholder to furnish such information as may be reasonably required or deemed necessary to sufficiently review and consider the submission of such shareholder.

Each submission will be forwarded, without editing or alteration, to the Board, the Lead Director, or individual non-management directors, as appropriate, at, or prior to, the next scheduled meeting of the Board. The Board, the Lead Director, or other individual non-management directors, as appropriate, will determine, in their sole discretion, the method by which such submission will be reviewed and considered.

Risk Oversight

The Company’s management is responsible for identifying, assessing, managing, and mitigating the Company’s strategic, financial, operational, and compliance risks.

The Board is responsible for overseeing risk management at the Company and management’s efforts in these areas. The Board exercises direct oversight of strategic risks to the Company and other risk areas not delegated to one of its committees.

The Audit Committee is responsible for overseeing the processes, procedures, and capabilities of the Company’s enterprise risk management program, risks related to its financial statements, financial reporting, internal controls, and IT and cybersecurity, as well as compliance with legal and regulatory requirements and the Company’s related party transaction policy.

The Compensation Committee oversees risks associated with the Company’s compensation policies and practices with respect to both executive compensation and compensation generally, as well as other human capital-related risks. The Compensation Committee also oversees compliance with legal and regulatory requirements as they relate to compensation. and reviews the Company’s compensation policies and practices with management to confirm that there are no risks arising from such compensation policies and practices that are reasonably likely to have a material adverse effect on the Company, and has confirmed that no such risks exist.

The Nominating and Corporate Governance Committee is responsible for overseeing compliance with legal and regulatory requirements as such requirements relate to corporate governance, and for overseeing risks related to the Company’s lobbying and other political activities, and environmental, social, and governance (“ESG”) efforts, including its social compliance program.

The Board and its committees receive updates from senior management on relevant risks and management efforts in these areas at its Board and committee meetings at least annually and more frequently, as appropriate.

Information Security Oversight

The Audit Committee provides oversight of the Company’s information security initiatives. Management reports to the Audit Committee on information security matters, generally on a quarterly basis.

Our information security initiatives are led internally by our Senior Vice President, Chief Information Officer, who reports to our Executive Vice President and Chief Financial Officer, and includes a comprehensive information security training and compliance program. An external firm assists the Company in the independent evaluation of its information security maturity.

ESG Oversight

We believe a strong team and governance are essential to demonstrating accountability and driving our desired results when it comes to important ESG matters, including climate change, product quality and safety, workers’ rights, product design and innovation, supply chain management, and employee engagement.

The Nominating and Corporate Governance Committee provides oversight of the Company’s ESG initiatives. Management reports to the Nominating and Corporate Governance Committee on ESG matters on a quarterly basis.

Our ESG initiatives are led internally by our Senior Vice President, Corporate Social Responsibility, who reports directly to our Chairman and Chief Executive Officer. Our Corporate Social Responsibility executive is supported by the Company’s ESG Council, which includes employees from across the Company’s business. The Company’s ESG initiatives are implemented by various functions throughout the Company.

More information about our ESG efforts can be found at https://www.carters.com/esg (the contents of which are not incorporated by reference into this proxy statement).

Corporate Governance Principles and Code of Ethics

The Company is committed to conducting its business with the highest level of integrity and maintaining the highest standards of corporate governance. Our Corporate Governance Principles and Code of Ethics provide the structure within which our Board and management operate the Company. The Company’s Code of Ethics applies to all directors and Company employees, including each of the Company’s executive officers. Our Corporate Governance Principles and Code of Ethics are available in the investor relations section of our website at ir.carters.com or in print by contacting Mr. Duggan at the Company’s address set forth in the 2022 Notice of Annual Meeting.

PROPOSAL NUMBER ONE

ELECTION OF DIRECTORS

The Board proposes that the following twelve director nominees be elected to the Board to serve until the next annual meeting in 2023, or until his or her earlier resignation, death, or removal. Each nominee is listed below, along with their age as of the date of the Annual Meeting. For more information about each of the director nominees, including individual biographies. Please see “Board of Directors and Corporate Governance Information—Board of Directors.”

Name	Age
Rochester (Rock) Anderson, Jr.	60
Jeffrey H. Black	68
Hali Borenstein	37
Luis Borgen	52
Michael D. Casey	61
A. Bruce Cleverly	77
Jevin S. Eagle	55
Mark P. Hipp	60
William J. Montgoris	75
Stacey S. Rauch	64
Gretchen W. Schar	67
Stephanie P. Stahl	55

The Board recommends a vote FOR the election of each of the director nominees listed above.

Vote Required

Pursuant to our by-laws and our Corporate Governance Principles, the number of votes properly cast “for” a director nominee must exceed the aggregate number of votes cast “against” that nominee and shares to which the holder “abstains” with respect to that nominee for that nominee to be elected. Abstentions and broker non-votes will be counted towards a quorum, and abstentions will have the practical effect of a vote “against” a director nominee. Broker non-votes are not considered shares entitled to vote in the election of directors.

Any nominee who is an existing director who does not receive a majority of votes cast “for” their election is required to tender their resignation. The Nominating and Corporate Governance Committee is then required to make a recommendation to the Board as to whether it should accept or reject such resignation. The Board, taking into account such recommendation, will decide whether to accept such resignation. The Board’s decision will be publicly disclosed within ninety (90) days after the results of the election are certified. A director whose resignation is under consideration shall abstain from participating in any recommendation or decision regarding his or her resignation. If the resignation is not accepted, the director will continue to serve until the next annual meeting of shareholders and until such director’s successor is elected and qualified. In addition to the eight continuing director nominees, the Board is recommending four new candidates for election – Rochester (Rock) Anderson, Jr., Jeffrey H. Black, Stacey S. Rauch and Stephanie P. Stahl. The Board has appointed each of these candidates to the Board, subject to election by shareholders at the Annual Meeting. If any new candidate does not receive a majority of votes cast “for” their election, such nominee will not have been elected to serve on our Board.

COMPENSATION OF DIRECTORS

When they are initially appointed to the Board, each of our non-management directors receives a one-time restricted stock grant, equal to the value of the annual retainer, that cliff vests after three years. Thereafter, each of our non-management directors receives an annual cash retainer and an annual stock award, and each of our committee chairpersons and our Lead Director receives an additional annual retainer. Non-management directors also receive fees for each meeting they attend.

For fiscal 2021, each director’s annual retainer was comprised of a $85,000 cash payment and an immediately vested grant of our common stock valued at approximately $155,000. In addition, our Lead Director received a $40,000 cash retainer. The chairperson of our Audit Committee received a $30,000 cash retainer and the chairpersons of our Compensation and Nominating and Corporate Governance Committees each received $25,000 cash retainers. Each director received meeting fees of $2,500 for each regularly scheduled Board meeting, and $1,000 for each special meeting of the Board and regularly scheduled or special meeting of the standing Board committees.

We reimburse directors for travel expenses incurred in connection with attending Board and committee meetings and for other expenses incurred while conducting Company business. During fiscal 2021, all meetings were held telephonically or virtually.

Mr. Casey receives no additional compensation for serving on the Board.

The following table provides information concerning the compensation of our non-management directors serving during fiscal 2021.

FISCAL 2021 DIRECTOR COMPENSATION TABLE(a)

Name	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Total ($)
Hali Borenstein	$113,000	$155,054	$268,054
Luis Borgen (d)	$42,500	$232,636	$275,136
Amy Brinkley (e)	$11,500	$—	$11,500
Giuseppina Buonfantino	$113,000	$155,054	$268,054
A. Bruce Cleverly	$138,000	$155,054	$293,054
Jevin S. Eagle	$147,000	$155,054	$302,054
Mark P. Hipp	$109,000	$155,054	$264,054
William J. Montgoris	$140,000	$155,054	$295,054
Richard A. Noll (e)	$10,500	$—	$10,500
David Pulver	$153,000	$155,054	$308,054
Gretchen W. Schar	$116,000	$155,054	$271,054
Thomas E. Whiddon (f)	$1,000	$—	$1,000

(a)	As a named executive officer, Mr. Casey’s compensation information is omitted from this table and presented in the Summary Compensation Table.

(b)	This column reports the amount of cash compensation earned in fiscal 2021 through annual cash retainers and meeting fees.

(c)

On May 20, 2021, we issued 1,532 fully vested shares of common stock to each non-management director who was a member of the Board on that date with a grant date fair value of $101.21 per share. Ms. Borenstein and Mr. Eagle deferred receipt of their shares under the director deferred compensation program.

(d)

Mr. Borgen joined the Board in November 2021 and received a pro-rated annual cash retainer and stock grant upon appointment, consisting of 2,343 shares of common stock with a grant date fair value of $99.29 per share. The grant consisted of 1,562 shares of restricted stock that will cliff vest on the third anniversary of the issuance, and 781 shares which vested immediately upon grant.

(e)	Ms. Brinkley and Mr. Noll did not stand for election at the 2021 annual meeting.

(f)	Mr. Whiddon resigned from the Board in January 2021 and received Board compensation for one meeting that he attended.

For complete beneficial ownership information of our common stock for each director, see heading “Securities Ownership of Beneficial Owners, Directors, and Executive Officers” on page 47.

In November 2020, the Board approved a deferred compensation program for non-management directors, under which beginning in 2021 directors may opt to defer cash retainer payments and stock grants in the form of deferred stock units until the fifth anniversary of the grant date or until the director leaves the Board.

Under the Company’s minimum ownership guidelines, no director may sell Company stock unless he or she owns shares of Company stock with a total market value in excess of five times his or her annual cash retainer, or $425,000, by the end of his or her sixth year of service on the Board. Each of our directors complied with these ownership guidelines in fiscal 2021.

There are no family relationships among any of the directors or our executive officers and none of our non-management directors performed any services for the Company other than services as directors.

EXECUTIVE OFFICERS’ BIOGRAPHICAL INFORMATION AND EXPERIENCE

The following table sets forth the name, age, and position of each of our executive officers as of the Annual Meeting date.

Name	Age	Position
Michael D. Casey	61	Chairman of the Board of Directors & Chief Executive Officer
Brian J. Lynch	59	President
Julie A. D’Emilio	55	Executive Vice President, Global Sales
Scott F. Duggan	56	Senior Vice President, Legal and Corporate Affairs, General Counsel & Secretary
Jeffrey M. Jenkins	44	Executive Vice President, Global Marketing
Kendra D. Krugman	44	Executive Vice President, Merchandising & Design
Patrick Q. Moore	52	Executive Vice President, North America Retail
Benjamin L. Pivar	55	Senior Vice President & Chief Information Officer
Antonio D. Robinson	50	Senior Vice President, Corporate Social Responsibility
Peter R. Smith	61	Executive Vice President, Supply Chain
Richard F. Westenberger	53	Executive Vice President & Chief Financial Officer
Jill A. Wilson	55	Senior Vice President, Human Resources & Talent Development

Michael D. Casey joined the Company in 1993 as Vice President of Finance. Mr. Casey was named Senior Vice President of Finance in 1997, Senior Vice President and Chief Financial Officer in 1998, Executive Vice President and Chief Financial Officer in 2003, and Chief Executive Officer in 2008. Mr. Casey became a director in 2008 and was named Chairman of the Board of Directors in 2009. Prior to joining the Company, Mr. Casey worked for Price Waterhouse LLP, a predecessor firm to PwC, from 1982 to 1993.

Brian J. Lynch joined the Company in 2005 as Vice President of Merchandising. Mr. Lynch was named Senior Vice President in 2008. In 2009, Mr. Lynch was named Executive Vice President and Brand Leader for Carter’s. In 2012, Mr. Lynch was named President. Prior to joining the Company, Mr. Lynch was with The Walt Disney Company from 1995 to 2005 in various merchandising, brand management, and strategy roles in the Disney Parks & Resorts division. Prior to Disney, Mr. Lynch worked for Champion, a division of Hanesbrands Inc., where he held finance, sales management, and marketing positions.

Julie A. D’Emilio joined the Company in 2006 as Vice President of Sales. Ms. D’Emilio was named Senior Vice President of Sales in 2013, and then Executive Vice President, Sales in 2016. In 2020, Ms. D’Emilio was appointed Executive Vice President, Global Sales. Prior to joining the Company, Ms. D’Emilio was with Calvin Klein Jeans, a division of The Warnaco Group, Inc., in various management positions, including Executive Vice President of Juniors’ and Girls, and Vice President of the Women’s Division. Ms. D’Emilio began her career with Liz Claiborne Inc. and also worked for London Fog Industries, Inc. and Jones Apparel Group, a predecessor of The Jones Group, Inc.

Scott F. Duggan joined the Company in 2019 as Senior Vice President of Legal and Corporate Affairs, General Counsel & Secretary. Prior to joining the Company, Mr. Duggan was Senior Vice President – General Counsel, Corporate Secretary, and Compliance Officer at The Fresh Market, Inc. from 2010 until 2019, and from October 2017 to 2019 he also served as Head of Real Estate. Prior to joining The Fresh Market, Inc., Mr. Duggan was a partner at Boston-based law firm Goodwin Procter LLP.

Jeffrey M. Jenkins joined the Company in 2019 as Executive Vice President, Global Marketing. From July 2017 to July 2019, Mr. Jenkins was with CKE Restaurants Holdings, Inc., the parent company of the Carl’s Jr. and Hardee’s fast food restaurant brands, serving most recently as Global Chief Digital Officer and previously as Chief Marketing Officer. From June 2015 to July 2017, Mr. Jenkins was with Whole Foods Market, Inc. as Vice President, Digital Marketing & Channel Activation and Vice President, Digital Strategy & Marketing. From 2008 to June 2015, Mr. Jenkins was with Yum! Brands, Inc. in marketing roles of increasing responsibility.

Kendra D. Krugman joined the Company in 2007 as Manager, Merchandising. Ms. Krugman was named Director, Merchandising in 2008, Vice President Sales and Merchandising, Mass Channel in 2012, Senior Vice President Carter’s Brands and Licensing in 2016, and Executive Vice President, Merchandising & Design in July 2018. Prior to joining the Company, Ms. Krugman held positions at The Gap, Inc. and French Connection Group PLC.

Patrick Q. Moore joined the Company in 2017 as Executive Vice President, Strategy & Business Development. Mr. Moore was named Executive Vice President, Strategy & Global Business Development in February 2019 and Executive Vice President, North America Retail in December 2019. From 2013 to 2017, Mr. Moore was Executive Vice President, Chief Strategy Officer with YP Holdings, a portfolio company of Cerberus Capital Management and one of the largest digital media businesses in the United States. While at YP, Mr. Moore was responsible for a number of functions including strategy, corporate development, labor, compliance, real estate, and business development. From 2001 to 2013, Mr. Moore was with McKinsey & Company, Inc., where he served as a partner from 2006 to 2013, and managed clients across a variety of industries, including consumer products, retail, media, hospitality, and technology.

Benjamin L. Pivar joined the Company in 2015 as Vice President Information Technology (IT) Supply Chain. Mr. Pivar was named Vice President Retail IT in 2017, Vice President & Chief Information Officer in 2018, and Senior Vice President & Chief Information Officer in 2019. Prior to joining the Company, Mr. Pivar spent 12 years at Capgemini, most recently as Senior Vice President, North America Retail Lead.

Antonio D. Robinson joined the Company in 2010 as Vice President, Associate General Counsel. Mr. Robinson was named Vice President, Deputy General Counsel & Chief Compliance Officer in 2019, and Senior Vice President, Corporate Social Responsibility in 2020. Prior to joining the Company, Mr. Robinson was a shareholder and attorney in private practice in the Atlanta office of Littler Mendelson P.C.

Peter R. Smith joined the Company in 2015 as Executive Vice President, Supply Chain. From 2006 to 2015, Mr. Smith was with V.F. Corporation, serving most recently as Vice President, Supply Chain, EMEA & APAC based in Switzerland and previously as Senior Vice President, Supply Chain, V.F. Sportswear Coalition based in New York. Mr. Smith began his career at Phillips-Van Heusen Corporation and also worked for London Fog Industries, Inc. in various management positions, including Chief Operations Officer and President of London Fog Retail, Pacific Trail Outerwear and other roles in planning, operations, and business systems.

Richard F. Westenberger joined the Company in 2009 as Executive Vice President & Chief Financial Officer. Mr. Westenberger’s responsibilities include management of the Company’s finance and information technology functions. Prior to joining the Company, Mr. Westenberger served as Vice President of Corporate Finance and Treasurer of Hewitt Associates, Inc. from 2006 to 2008. From 1996 to 2006, Mr. Westenberger held various senior financial management positions at Sears Holdings Corporation and its predecessor organization, Sears, Roebuck and Co., including Senior Vice President & Chief Financial Officer of Lands’ End, Inc., Vice President of Corporate Planning & Analysis, and Vice President of Investor Relations. Prior to Sears, Mr. Westenberger was with Kraft Foods, Inc. He began his career at Price Waterhouse LLP, a predecessor firm to PwC, and is a certified public accountant.

Jill A. Wilson joined the Company in 2009 as Vice President of Human Resources. In 2010, Ms. Wilson was promoted to Senior Vice President, Human Resources & Talent Development. Ms. Wilson joined the Company after more than 20 years with The May Company and Macy’s, Inc. While at Macy’s, Ms. Wilson held various human resource positions of increasing responsibility, including Group Vice President of Human Resources. Ms. Wilson has extensive experience in a broad range of human resource disciplines including global talent management, organizational development, learning and development, compensation, benefits, talent acquisition, and merger integration.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis, or CD&A, is intended to provide information regarding the Company’s executive compensation program and practices. This CD&A covers a variety of topics, including the Company’s compensation philosophy regarding executive compensation, the role of our Compensation Committee in setting the compensation of our executive officers, including our NEOs, and our executive compensation decisions for fiscal 2021.

Our NEOs for fiscal 2021 were:

•	Michael D. Casey, Chairman & Chief Executive Officer;

•	Richard F. Westenberger, Executive Vice President & Chief Financial Officer;

•	Brian J. Lynch, President;

•	Patrick Q. Moore, Executive Vice President, North America Retail; and

•	Kendra D. Krugman, Executive Vice President, Merchandising and Design.

Each of our NEOs was employed by the Company in their respective roles for all of fiscal 2021.

Continuing Response to the COVID-19 Pandemic and Executive Compensation Highlights for Fiscal 2021

During fiscal 2021, the global pandemic caused by the spread of the novel strain of coronavirus (“COVID-19”) continued to negatively affect the global economy, disrupted global supply chains, and created significant disruption in a wide range of markets. Forecasting expected demand for baby and children’s apparel and related products, as well as the costs associated with designing, producing, transporting, marketing, and selling baby and children’s apparel and related products continued to be challenging at the start of, and throughout, fiscal 2021. Some compensation decisions regarding incentive compensation programs that were established in, and prior to, fiscal 2020 were made early in fiscal 2021. Fiscal 2021 compensation programs were also designed and established early in fiscal 2021. This CD&A presents information regarding these decisions, as well as outcomes of some of these decisions.

2021 Company Performance Highlights

•	Achieved net sales of $3.5 billion, a fifteen percent increase from 2020 and in-line with 2019’s pre-pandemic sales

•	Record profitability driven by

•	Rationalization of product choices

•	Closure of low-margin stores

•	Leaner inventories

•	More impactful and effective marketing

•	Improved price realization

•	Resumed return of capital program distributing $359 million to shareholders through cash dividends and share repurchases in fiscal 2021

•	Published our first Corporate Social Responsibility Report

•	Recognized as a top employer by Forbes®

Executive Compensation Highlights for Fiscal 2021

The Compensation Committee believes that our executive compensation program is appropriately designed to attract and retain superior executive talent and also to drive performance. As described more fully in this CD&A, the Compensation Committee took the following actions, among others, with respect to fiscal 2021 compensation for our NEOs:

•	reviewed the peer group used by the Compensation Committee as a source of comparative compensation data in fiscal 2021, and determined no changes were needed;

•

paid out annual cash incentive compensation for 2021 at 200% of target based on the Company’s strong performance during fiscal 2021 versus goals for performance in net sales and adjusted operating income that were established in the midst of the uncertainty caused by the pandemic;

•	vested 75% of performance-based restricted stock granted in 2019 driven by strong adjusted operating income in fiscal 2021, the performance measurement period for the shares granted in 2019; and

•	approved new awards of time-based restricted stock in 2021. The Compensation Committee re-introduced a fifty-fifty mix of performance-based restricted stock and time-based restricted stock in 2022.

Compensation Governance

The Compensation Committee and the Board of Directors have established executive compensation-related policies and procedures, including those discussed below, that they believe are appropriate for the Company and its shareholders in light of the industries in which the Company operates, its business model, and its financial and operational performance.

What We Do:

Align Pay with Company Performance: A significant portion of our NEOs’ total direct compensation is linked to Company performance in the form of annual incentive compensation and long-term equity compensation tied to performance criteria; provided that as described on page 30, we awarded only time-based restricted stock in 2021 and reinstituted a fifty-fifty mix of time-based and performance-based restricted stock for 2022.

Retain an Independent Compensation Consultant: The Compensation Committee retains an independent consultant to advise it on executive and director compensation matters and to help analyze comparative compensation data to confirm that the design and pay levels of our compensation program are consistent with market practices.

Utilize Stock Ownership Guidelines: We have minimum stock ownership guidelines for our executive officers to encourage them to maintain a meaningful equity interest in the Company in order to align their interests more closely with those of our shareholders.

Utilize Equity Retention Guidelines: Our equity retention policy for executive officers requires holding periods for time-based restricted stock and time-based stock option grants.

Have Double-Trigger Cash Severance Arrangements in the Event of a Change of Control: Our severance agreements with our NEOs provide for cash severance benefits to be paid only if there is a qualifying termination in connection with a change of control.

What We Do Not Do

No Guaranteed Annual Salary Increases or Guaranteed Bonuses

No Re-Pricing of Stock Options Without Shareholder Approval

No Hedging, Pledging, or Short Sales of Company Stock

No Special Perquisites Provided to Our NEOs

No Equity Grants Below 100% Fair Market Value

Compensation Philosophy

The Company is committed to achieving long-term, sustainable growth and increasing shareholder value. Our compensation philosophy is to set our NEOs’ total direct compensation at levels that will attract, motivate, and retain superior executive talent in a highly competitive environment. The Company’s compensation program for our NEOs is designed to support these objectives and encourage strong financial performance on an annual and long-term basis, without encouraging excessive risks, by linking a significant portion of our NEOs’ total direct compensation to Company performance in the form of incentive compensation and long-term performance stock.

Compensation Structure and Determination

The principal components of the compensation structure for our NEOs are:

•	base salary;

•	annual cash incentive compensation; and

•	long-term equity incentive compensation.

Together, the Company refers to these three components as “total direct compensation.”

General

In setting a total direct compensation target for each NEO, our Compensation Committee considers both the objective and subjective factors set forth below. The Compensation Committee also reviews total direct compensation, and its individual components, at the 25th, 50th, and 75th percentile levels paid to executives in similar positions at the companies in our peer group and, as needed, a broader retail survey, in order to understand where the compensation it sets falls relative to market practices. These levels are selected because the Compensation Committee reviews this peer data as a reference point in determining whether the total compensation opportunity is likely to provide sufficient motivation and retention as well as whether it properly reflects the NEO’s role and scope of responsibilities relative to the companies in our peer group and, as needed, a broader retail survey. The Compensation Committee chooses the actual amount of each element of compensation and the total compensation opportunity of each executive officer based, in part, on its review of data for the companies in our peer group and, as needed, a broader retail survey.

In setting compensation of all NEOs, our Compensation Committee considered multiple objective and subjective factors, including:

•	the nature and scope of each executive’s responsibilities;

•	comparative compensation data for executives in similar positions at companies in our peer group and, as needed, a broader retail survey;

•	each executive’s experience, performance, and contribution to the Company;

•	the Company’s performance;

•	prior equity awards and potential future earnings from equity awards;

•	retention needs; and

•	any other factors the Compensation Committee deems relevant.

Base Salary

When setting base salaries for our NEOs, our Compensation Committee considers the objective and subjective factors set forth above and also reviews base salaries at the 25th, 50th, and 75th percentile levels paid to executives in similar positions at the companies in our peer group and a broader retail survey, as appropriate.

Annual Cash Incentive Compensation

The Company makes annual cash incentive compensation (through our Incentive Compensation Plan) a significant component of our NEOs’ targeted total direct compensation in order to motivate our executives to meet and exceed the Company’s annual operating plans. For each NEO, our Compensation Committee approves target annual cash incentive compensation as a percentage of such NEO’s base salary. In establishing these annual cash incentive compensation targets, the Compensation Committee considers our NEOs’ potential total direct compensation in light of the Company’s compensation philosophy and comparative compensation data.

Our Compensation Committee has the discretion to reduce or not to award annual cash incentive compensation, even if the Company achieves its financial performance targets, and to take into account personal performance in determining the percentage of each NEO’s annual cash incentive compensation to be paid, if any. For example, our Compensation Committee has discretion to reduce future incentive compensation awards based on financial restatements or misconduct. In addition, in accordance with the requirements of the Sarbanes-Oxley Act of 2002, Messrs. Casey and Westenberger are subject to the adjustment, cancellation, or recovery of incentive awards or payments made to them in the event of a financial restatement, and all of our NEOs are subject to the clawback policy described below.

Long-Term Equity Incentive Compensation

Our Equity Incentive Plan allows for various types of equity awards, including stock options, restricted stock (both time and performance-based), restricted stock units, stock appreciation rights, and deferred stock. Awards under our Equity Incentive Plan are granted to recruit, motivate, and retain employees and in connection with promotions or increased responsibility. Historically, our Compensation Committee has awarded a combination of time-based stock options, time and performance-based restricted stock, and time-based restricted stock units, although it may choose to use other forms of equity awards in the future.

All awards under our Equity Incentive Plan must be approved by our Compensation Committee. Our Compensation Committee determines the type, timing, and amount of equity awards granted to each of our NEOs after considering their previous equity awards, base salary, and target annual cash incentive compensation in light of the Company’s compensation philosophy. Our Compensation Committee also considers the comparative compensation data in our peer group and, as needed, a broader retail survey, and our desire to retain and motivate our NEOs and to align their goals with the long-term goals of our shareholders.

Our Compensation Committee’s practice is to approve equity grants at regularly scheduled meetings, but may also make equity grants at special meetings or by unanimous written consent, and could select a date subsequent to a regularly scheduled meeting on which to grant equity awards. The exercise prices of equity awards are set at the closing price of our common stock on the NYSE on the date of grant.

In considering the value of equity awards, we calculate the value of time-based and performance-based restricted stock awards using the closing price of our common stock on the date of grant.

Role of the Compensation Committee, Independent Consultant and Management

Our Compensation Committee sets the total direct compensation of our NEOs, as well as the financial performance targets for our NEOs’ annual cash incentive compensation and vesting terms for their equity awards, including performance-based awards.

For fiscal 2021, our Compensation Committee engaged Meridian Compensation Partners, LLC, an independent compensation consultant (“Meridian”), to advise it on executive and director compensation matters.

Meridian informs the Compensation Committee on market trends, as well as regulatory issues and developments and how they may impact the Company’s executive compensation program. Meridian also, among other things:

•	participates in the design of the executive compensation program to help the Compensation Committee evaluate, among other things, the linkage between pay and performance;

•	reviews market data and advises the Compensation Committee regarding the compensation of the Company’s executive officers; and

•	reviews and advises the Compensation Committee regarding director compensation.

With the goal of maintaining the effectiveness of our executive compensation program, and not to alter our compensation philosophy, our Compensation Committee reviews the reasonableness of compensation for our executive officers, including our NEOs, and compares it with compensation data paid to executives in similar positions at the companies in our peer group and, as needed, a broader retail survey.

Meridian serves at the discretion of the Compensation Committee and regularly attended executive sessions with the Compensation Committee at which management was not present. At the direction of the Compensation Committee, our Chief Executive Officer worked with Meridian to review comparative compensation data and made recommendations for base salary, annual cash incentive compensation, and long-term equity incentive compensation for our NEOs, other than himself. Compensation for our Chief Executive Officer is set by the Compensation Committee, without any involvement by the Chief Executive Officer, based on recommendations made by Meridian.

The Compensation Committee has assessed the independence of Meridian Compensation Partners, LLC pursuant to the NYSE’s and the SEC’s rules and has determined that it is independent, and the work provided by it did not raise a conflict of interest.

Peer Group Analysis and Retail Survey

To assess the market competitiveness of our NEOs’ compensation, the committee and management review data provided by Meridian from two sources: data from our peer group and, as needed, a broader retail survey.

Our Compensation Committee has established a peer group, which is generally comprised of companies in the retail or wholesale industries which primarily conduct business in apparel or related accessories, sell products under multiple brands through retail and outlet stores, and have net sales generally between one-half and two times the Company’s net sales. In setting fiscal 2021 compensation, our peer group was comprised of the following fifteen companies:

Abercrombie & Fitch Co.	Kontoor Brands, Inc.
American Eagle Outfitters, Inc.	Levi Strauss & Co.
The Children’s Place, Inc.	Skechers USA, Inc.
Columbia Sportswear Company	Tapestry, Inc.
GIII Apparel Group, Ltd.	Under Armour, Inc.
Gildan Activewear, Inc.	Urban Outfitters, Inc.
Guess?, Inc.	William-Sonoma, Inc.
Hanesbrands Inc.

The Compensation Committee, with the advice of Meridian, also uses select information from a broader retail survey – that includes apparel and related products retailers or department stores who primarily sell apparel and related products – for executive compensation market assessment in order to supplement compensation data provided by the peer group analysis for roles outside of the Chief Executive Officer, Chief Financial Officer, and President that may not be adequately represented in the data that is available from our peer group.

Say-on-Pay Results

At the 2021 Annual Meeting of shareholders, approximately 97.5% of the votes cast were in favor of the advisory vote to approve executive compensation. While this vote was advisory and not binding, the Compensation Committee carefully considered the result of the say-on-pay vote in the context of our overall compensation philosophy, as well as our compensation policies and decisions. After reflecting on the say-on-pay vote, our Compensation Committee decided that no changes to the compensation philosophy updated in 2020 were necessary. At the Annual Meeting, the Company plans to again hold an annual advisory vote to approve executive compensation (Proposal Number Two). The Compensation Committee plans to continue to consider the results from this year’s and future advisory votes on executive compensation.

2021 Total Direct Compensation

Throughout fiscal 2021, our Compensation Committee reviewed compensation data from our peer group and, as needed, a broader retail survey, and compared that data to the compensation of our NEOs. In addition, for fiscal 2021, the Compensation Committee took into account the Company’s performance in light of the continuing effects of the COVID-19 pandemic and related uncertainty.

The Company achieved record operating performance and profitability in 2021 as the Company and the broader marketplace recovered from the global pandemic and consumer confidence improved. The Company and its employees also overcame significant challenges in delivering this performance including supply chain and transportation challenges, significant inflationary pressures, and ongoing disruptions caused by the emergence of new COVID-19 variants. The Compensation Committee recognized these efforts by the Company’s employees and provided enhanced compensation and benefits for all employees including special bonuses in late 2021 and early 2022 and enhanced 401(k) and similar matches throughout the Company’s footprint. The Company also meaningfully enhanced its contribution to the Carter’s Charitable Foundation which makes contributions focused on childhood well-being.

The components of total direct compensation are discussed more fully below.

2021 Base Salary

In February 2021, the Compensation Committee determined to increase the base salaries, effective in May 2021, for each of our NEOs. These increases were based on market data, the nature and scope of each NEOs responsibilities, and each NEOs performance during fiscal 2020. The base salary for each NEO for fiscal 2021 is set forth below.

	Michael Casey	Richard Westenberger	Brian Lynch	Patrick Moore	Kendra Krugman
Base salary rate—2020 (effective August 2020)	$1,050,000	$635,000	$780,000	$575,000	$550,000
Base salary rate—2021 (effective May 2021)	$1,085,000	$655,000	$805,000	$600,000	$570,000

Due to the COVID-19 pandemic, the increases for fiscal 2020 did not become effective until August 22, 2020, and the base salaries for each of the NEOs, as well as all other employees of Carter’s, were temporarily reduced from April 26, 2020 to August 22, 2020. Mr. Casey’s base salary was temporarily reduced by 50%, and the other NEO’s salaries were temporarily reduced by 10%. The total salary for each NEO in fiscal 2020 is shown in the Summary Compensation Table in the “Salary” column.

2021 Annual Cash Incentive Compensation

In February 2021, our Compensation Committee set the following fiscal 2021 annual cash incentive compensation targets for our NEOs: 150% of base salary for Mr. Casey, 100% for Mr. Lynch, and 75% for Messrs. Moore and Westenberger and Ms. Krugman based on each NEO’s responsibilities, expected contribution and market data. In accordance with our Incentive Compensation Plan, for fiscal 2021, the Compensation

Committee established two financial performance metrics to determine the amount, if any, of annual cash incentive compensation to be paid under our Incentive Compensation Plan: net sales (weighted at 25%) and operating income, as adjusted, if applicable, in the same manner as for presentation to the financial markets (weighted at 75%). (Please see additional information in our quarterly earnings releases for how adjusted operating income is determined, which amount is then used, for the purposes of determining our NEOs’ compensation.) Our Compensation Committee selected net sales and operating income (as it may be adjusted) as performance metrics because it believes these metrics are key measures that are aligned with the interests of our shareholders and provide a means to measure the quality of our earnings. Our NEOs could have earned from 0% to 200% of their target annual cash incentive compensation in fiscal 2021 based upon the Company’s achievement of net sales and operating income (as it may be adjusted) financial performance metrics. The payment grid for the 2021 annual incentive compensation program is set forth below.

2021 Annual Cash Incentive Compensation – Performance Metrics

	Net Sales (25%) (in millions)	Adj. Operating Income (75%) (in millions)
25% of Target (Threshold Performance)	$3,024	$280
100% of Target (Target Performance)	$3,187	$335
200% of Target (Maximum Performance)	$3,317	$401
Fiscal 2021 Performance	$3,486	$501

In February 2022, the Compensation Committee determined that the Company exceeded the “Maximum” performance levels for both the net sales and operating income (as it may be adjusted) financial performance metrics. As a result, our NEOs were awarded 200% of their annual cash incentive compensation targets for fiscal 2021 as summarized below.

	Annual Cash Incentive Compensation Targets ($)	Annual Cash Incentive Compensation Payment ($)
Michael D. Casey	$1,627,500	$3,255,000
Richard F. Westenberger	$491,250	$982,500
Brian J. Lynch	$805,000	$1,610,000
Patrick Q. Moore	$450,000	$900,000
Kendra B. Krugman	$427,500	$855,000

Long-Term Equity Incentive Compensation

The discussion below includes information regarding:

•	Long-term equity incentive compensation awarded in fiscal 2021; and

•	Performance-based restricted stock awarded in fiscal 2019, the vesting of which was based on fiscal 2021 performance.

Long-Term Equity Incentive Compensation Awarded in 2021. In February 2021, our Compensation Committee approved annual time-based restricted stock grants for each NEO that were larger than in past years due to the unique circumstances and challenges of COVID-19 and the Company’s successful response to these challenges. A significant portion of the time-based restricted stock awarded to all NEOs except for Mr. Casey included a three year cliff vest feature which the Compensation Committee granted to encourage retention. All of the time-based restricted stock awards granted to our NEOs in fiscal 2021:

•	are subject to the equity retention policy described below;

•	are contingent on the NEO’s continued employment with the Company, subject to a qualifying retirement; and

•	vest,

•	in the case of the annual restricted stock grants made to all NEOs, in four equal annual installments on the first through fourth anniversaries of each grant date, and

•

in the case of the three year cliff vesting restricted stock grants made to all NEOs, except for the CEO, on the third anniversary of their grant date. The Compensation Committee, with advice from Meridian, determined that granting additional restricted stock with a three year cliff vest feature, would promote long-term team cohesion and aid in retention of valuable members of the senior management team.

The Compensation Committee, with the assistance of Meridian, considered the use of performance-based restricted stock for a portion of the long-term equity incentive compensation for 2021 and determined that:

•

in light of the significant, ongoing effects of the COVID-19 pandemic, setting meaningful financial performance targets for performance-based restricted stock would present a level of uncertainty that could result in meaningful underpayment or overpayment to the NEOs, and

•

the balance of financial performance driven compensation under the 2021 annual incentive compensation program and the delivery of value through long-term restricted shares that align the NEOs with the Company’s shareholders, was appropriate for fiscal 2021 compensation, and

•	accordingly, performance-based vesting provisions were not used for the 2021 restricted stock grants.

The following table details the number of time-based restricted shares underlying the grants to each of our NEOs for Fiscal 2021. A more detailed description of such grants can be seen below in the table “Fiscal 2021 Grants of Plan-Based Awards” and its footnotes.

	Michael Casey	Richard Westenberger	Brian Lynch	Patrick Moore	Kendra Krugman
Vesting in Four Annual Installments	66,296	11,220	13,260	5,868	5,868
Cliff Vesting on Third Anniversary	—	11,220	13,260	10,200	10,200

The Compensation Committee reinstituted its historical use of performance-based restricted stock for 2022 executive officer equity grants with performance-based restricted stock and time-based restricted stock each representing fifty percent (50%) of 2022 long-term equity incentive compensation awarded to NEOs.

Certifying Performance Under February 2019 Performance-Based Restricted Stock. In February 2022, the Compensation Committee also certified the performance criteria for the performance-based restricted stock that was granted in February 2019 and vested based on the Company’s fiscal 2021 net sales (50%) and adjusted operating income (50%). The Compensation Committee determined that seventy-five percent (75%) of the performance-based restricted stock granted in 2019 vested based upon (a) the Net Sales performance metric threshold not being met, and (b) the Fiscal 2021 Adjusted Operating Income performance metric’s maximum being exceeded.

The threshold, target, and maximum metrics are set out below (dollars in millions):

	Fiscal 2021 Net Sales	Fiscal 2021 Adj Operating Income
25% of Target 2019 Performance-Based Restricted Stock (Threshold)	$3,542	$423
100% of Target 2019 Performance-Based Restricted Stock (Target)	$3,783	$469
150% of Target 2019 Performance-Based Restricted Stock (Maximum)	$3,897	$491
Fiscal 2021 Adjusted Performance	$3,486	$501

Stock Ownership Guidelines and Equity Retention Policy

Our Compensation Committee regularly reviews the equity ownership of our NEOs compared to the Company’s minimum ownership guidelines. Under the Company’s minimum ownership guidelines, no NEO may sell shares of Company stock (other than to cover the tax obligations resulting from the vesting of Company restricted stock or from exercising vested stock options) unless they own shares of Company stock with a total market value in excess of a specified multiple of his or her base salary and continues to maintain such level of ownership after such sale. For fiscal 2021, the ownership multiples for our NEOs were as follows:

Multiple of Base Salary
Chief Executive Officer	7x
President	4x
Executive Vice Presidents	3x

During fiscal 2021 each of our NEOs was in compliance with his applicable ownership requirement.

Our equity retention policy for NEOs requires that, prior to any sale, any time-based restricted stock granted to an NEO be held for four years following the date of grant, except for any withholding to cover tax obligations resulting from the vesting of such shares. The policy also requires that shares underlying time-based options granted be held for at least one year from the date of vesting.

401(k) Plan

The Company’s 401(k) matching program provides Company matching of employee contributions, including contributions by NEOs, at the discretion of the Company, based on the Company’s performance. In February 2022, the Company announced that employee contributions made to the Company’s 401(k) plan in fiscal 2021 would be matched by the Company 125% up to the maximum amount permitted by the Internal Revenue Service. This match was approved by the Compensation Committee following its consideration of the Company’s employees’ efforts in delivering financial and operating performance above expectations and significantly better than in 2020 as the Company recovered from the pandemic related disruptions experienced in 2020.

Accounting and Tax Considerations

Accounting, tax, and related financial implications to the Company and our NEOs are considered during the analysis of our compensation and benefits program and individual elements of each. Overall, the Compensation Committee seeks to balance attainment of our compensation objectives with the need to maximize current tax deductibility of compensation that may impact earnings and other measures of importance to shareholders. In general, base salary, annual cash incentive bonus payments, and the costs related to benefits and perquisites are recognized as compensation expense at the time they are earned or provided. Share-based compensation expense is recognized over the vesting period in our consolidated statements of operations for stock options and restricted stock (both time and performance-based).

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), we may not deduct compensation of more than $1 million paid to the Company’s NEOs. Prior to January 1, 2018, certain grants may have qualified as “performance-based compensation” and, as such, would be exempt from the $1 million limitation on deductible compensation. Such performance-based compensation exception was eliminated by the Tax Cuts and Jobs Act with respect to tax years beginning after December 31, 2017. While the Compensation Committee is mindful of the benefit to our performance of full deductibility of compensation, the Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) of the Code where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives and support our compensation philosophy. The Compensation Committee intends to continue to compensate our executive officers in a manner consistent with the best interests of the Company and our shareholders.

Clawback and Hedging Policies

The Board has adopted a policy for the recovery of cash and equity performance-based compensation from executives (these are generally referred to as “recoupment” or “clawback” policies). The policy provides that the Board may require an executive to reimburse or forfeit a performance-based award or repay performance-based compensation if the Company is required to prepare an accounting restatement as a result of misconduct, if such executive knowingly caused or failed to prevent such misconduct.

Further, hedging and pledging of Company stock by any Board member or employee of the Company, including our NEOs, is prohibited under the Company’s policies to ensure that the interests of the holders of Company stock are fully aligned with those of shareholders in general. During fiscal 2021, none of our NEOs entered into hedging arrangement or pledged any shares of Company stock.

Severance Agreements with NEOs

Each of our NEOs has a severance agreement with the Company. In the event that an NEO is terminated by the Company for “cause,” retires, becomes disabled, or dies, the executive or his estate will be provided his base salary and medical and other benefits through the termination of his employment.

If an NEO is terminated without “cause,” or an NEO terminates for “good reason” (with “cause” and “good reason” defined in each executive’s respective agreement and summarized below) the Company will be obligated to pay such executive’s base salary for 24 months in the case of Mr. Casey, for 18 months in the case of Mr. Lynch, and for 12 months in the cases of Messrs. Moore and Westenberger and Ms. Krugman. In each case, base salary will be paid in bi-weekly installments. The Company is also obligated to pay each NEO a pro-rated annual cash incentive compensation amount that would have been earned by each such executive if he had been employed at the end of the year in which his employment was terminated. The determination of whether annual cash incentive compensation is payable to the NEO will not take into account any individual performance goals and shall be based solely on the extent to which Company performance goals have been met. Additionally, the Company is obligated to pay the Company’s contribution to the medical, dental, and life insurance benefits for 24 months in the case of Mr. Casey, for 18 months in the case of Mr. Lynch, and for 12 months in the case of Messrs. Moore and Westenberger and Ms. Krugman. The payment of severance is contingent on the NEO (a) executing a timely and effective release of claims, and (b) complying with post-termination obligations including confidentiality, noncompetition, and non-solicitation covenants.

In the event that within two years following a “change of control” (with “change of control” defined in each executive’s agreement) the Company terminates the NEO’s employment, other than for “cause” or such executive terminates his employment for “good reason,” the Company shall pay such NEO’s base salary, and the Company’s contribution to the medical, dental, and life insurance benefits, for 36 months in the case of Mr. Casey, 30 months in the case of Mr. Lynch, and 24 months in the case of Messrs. Moore and Westenberger and Ms. Krugman. In the event of a “change of control” of the Company, all unvested stock options and all unvested shares of restricted stock held by the NEO will fully vest.

Severance payments made to the NEOs are subject to the requirements of Section 409A of the Code.

Under the agreements with each of our NEOs, “cause” is generally deemed to exist when such NEO has: (a) been convicted of a felony or entered a plea of guilty or no contest to a felony; (b) committed fraud or other act involving dishonesty for personal gain which is materially injurious to the Company; (c) materially breached his obligations of confidentiality, intellectual property assignment, non-competition, non-solicitation, or non-disparagement against the Company after a cure period, provided such breach by its nature was curable; (d) willfully engaged in gross misconduct which is injurious to the Company; or (e) after a cure period, willfully refused to substantially perform his duties or is grossly negligent in performance of such duties.

Under the agreements with our NEOs, “good reason” is generally deemed to exist when there is: (a) a material reduction in the executive’s title, duties, or responsibilities; (b) a material change in the geographic location at which the executive must perform services; or (c) a material breach of the executive’s agreement by the Company.

See “Potential Payments Upon Termination or Change of Control” below for a discussion and presentation of amounts our NEOs may be entitled to in the event of their termination, including following a change in control.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with Company management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Submitted by the Compensation Committee

Mr. Jevin S. Eagle, Chairperson
Ms. Giuseppina Buonfantino
Mr. Mark P. Hipp
Ms. Gretchen W. Schar

FISCAL 2021 SUMMARY COMPENSATION TABLE*

The table below provides information concerning the compensation of our NEOs.

In the “Salary” column, we disclose the base salary paid to each of our NEOs during fiscal 2021, 2020, and 2019.

In the “Bonus” column, we disclose the discretionary bonus that was awarded based on Fiscal 2020 performance in light of the challenges faced by the Company due to the ongoing pandemic.

In the “Stock Awards” column, we disclose the total fair value of the grants made in fiscal 2021, 2020, and 2019, without a reduction for assumed forfeitures, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For restricted stock, the fair value is calculated using the closing price on the NYSE of our stock on the date of grant.

In the “Non-Equity Incentive Plan Compensation” column, we disclose the dollar value of all compensation earned in fiscal 2021, 2020, and 2019 pursuant to the Company’s Amended and Restated Incentive Compensation Plan, including all annual cash incentive compensation.

In the “All Other Compensation” column, we disclose the dollar value of all other compensation that could not properly be reported in other columns of the Fiscal 2021 Summary Compensation Table, including perquisites, amounts reimbursed for the payment of taxes, and other payments paid by the Company for the benefit of our NEOs.

Name and Principal Position	Fiscal Year	Salary ($) (a)	Bonus ($) (b)	Stock Awards ($) (c)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (d)	Total ($)
Michael D. Casey	2021	$1,072,885	$—	$6,500,323	$3,255,000	$228,177	$11,056,385
Chairman of the Board of Directors and	2020	$868,269	$328,200	$6,000,392	$—	$100,257	$7,297,118
Chief Executive Officer	2019	$1,050,000	$—	$5,500,698	$790,000	$287,214	$7,627,912

Richard F. Westenberger	2021	$648,077	$—	$2,200,242	$982,500	$82,885	$3,913,703
Executive Vice President &	2020	$600,635	$119,100	$1,100,852	$—	$27,259	$1,847,845
Chief Financial Officer	2019	$615,000	$—	$800,541	$278,000	$55,375	$1,748,916

Brian J. Lynch	2021	$796,346	$—	$2,600,286	$1,610,000	$93,356	$5,099,989
President	2020	$737,519	$195,000	$1,300,364	$—	$31,959	$2,264,842
	2019	$755,000	$—	$1,100,566	$455,000	$72,057	$2,382,623

Patrick Q. Moore	2021	$591,346	$—	$1,575,467	$900,000	$72,721	$3,139,535
Executive Vice President,	2020	$564,327	$107,900	$575,586	$—	$25,928	$1,273,741
North America Retail	2019	$515,000	$—	$1,150,428	$260,000	$37,903	$1,963,331

Kendra B. Krugman	2021	$563,077	$—	$1,575,467	$855,000	$58,381	$3,051,926
Executive Vice President, Merchandising &	2020	$503,096	$103,200	$575,586	$—	$19,770	$1,201,652
Design	2019	$498,846	$—	$575,167	$228,000	$29,098	$1,331,111

(a)	Base salary for each NEO was based on a 371-day fiscal year for fiscal 2020, and a 364-day fiscal year for fiscal 2021 and 2019.

(b)	Reflects the discretionary bonus that was awarded in fiscal 2021 based on fiscal 2020 performance in light of the challenges faced by the Company due to the on-going COVID-19 pandemic.

(c)	The amounts disclosed in this column represent the total grant date fair value for the following grants computed in accordance with FASB ASC Topic 718:

•

As set forth in the table below, a portion of the time-based restricted stock awards made in 2021 vest in four equal, annual installments beginning one year from the date of the grant and a portion cliff vest on the third anniversary of the date of grant.

•	The time-based restricted stock awards made in 2020 and 2019 vest in four equal, annual installments beginning one year from the date of the grant.

•	Vesting of the performance-based restricted stock awards granted in fiscal 2019 is contingent upon meeting specific performance targets for fiscal 2021 and vest in 2022.

*	Dollars in rows may not foot across due to rounding.

Name	Grant Date	Time-Based Restricted Shares – 4 Year Vest	Time-Based Restricted Shares – 3 Year Cliff Vest	Performance- Based Restricted Shares	Grant Date Fair Value per Share

Michael D. Casey	2/10/2021	66,296	—	—	$98.05
	2/12/2020	27,188		27,188	$110.35
	2/13/2019	30,948		30,948	$88.87

Richard F. Westenberger	2/10/2021	11,220	11,220	—	$98.05
	2/12/2020	4,988		4,988	$110.35
	2/13/2019	4,504		4,504	$88.87

Brian J. Lynch	2/10/2021	13,260	13,260	—	$98.05
	2/12/2020	5,892		5,892	$110.35
	2/13/2019	6,192		6,192	$88.87

Patrick Q. Moore	2/10/2021	5,868	10,200	—	$98.05
	2/12/2020	2,608		2,608	$110.35
	11/20/2019	5,744		—	$100.15
	2/13/2019	3,236		3,236	$88.87

Kendra B. Krugman	2/10/2021	5,868	10,200	—	$98.05
	2/12/2020	2,608		2,608	$110.35
	2/13/2019	3,236		3,236	$88.87

(d)	The amounts shown as “All Other Compensation” for fiscal 2021 consist of the following:

Name	401 (k) Company Match	Dividends Paid on Unvested Restricted Stock	Other (i)	Total
Michael D. Casey	$32,500	$190,355	$5,322	$228,177
Richard F. Westenberger	$32,500	$47,979	$2,405	$82,885
Brian J. Lynch	$32,500	$57,119	$3,738	$93,356
Patrick Q. Moore	$32,500	$37,931	$2,291	$72,721
Kendra B. Krugman	$24,375	$32,396	$1,610	$58,381

(i)

These amounts include imputed income from health and life insurance contributions, imputed income from bring-your-own technology to work programs, and benefits from healthcare programs, each of which are available to all employees.

FISCAL 2021 GRANTS OF PLAN-BASED AWARDS

The following table provides information concerning each grant of plan-based awards made to an NEO in fiscal 2021. This includes incentive compensation awards granted under our Incentive Compensation Plan and restricted stock awards granted under our Equity Incentive Plan. The threshold, target, and maximum columns reflect the range of estimated payouts under these plans for fiscal 2021. The last column reports the aggregate grant date fair value of all awards made in fiscal 2021 as if they were fully vested on the grant date, computed in accordance with FASB ASC Topic 718.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Name Awards
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Michael D. Casey	Cash Incentive Compensation	—	$406,875	$1,627,500	$3,255,000	—	—	—	—
	Shares (b)	2/10/2021	—	—	—	—	66,296	66,296	$6,500,323

Richard F. Westenberger	Cash Incentive Compensation	—	$122,813	$491,250	$982,500	—	—	—	—
	Shares (b)	2/10/2021	—	—	—	—	11,220	11,220	$1,100,121
	Shares (c)	2/10/2021	—	—	—	—	11,220	11,220	$1,100,121

Brian J. Lynch	Cash Incentive Compensation	—	$201,250	$805,000	$1,610,000	—	—	—	—
	Shares (b)	2/10/2021	—	—	—	—	13,260	13,260	$1,300,143
	Shares (c)	2/10/2021	—	—	—	—	13,260	13,260	$1,300,143

Patrick Q. Moore	Cash Incentive Compensation	—	$112,500	$450,000	$900,000	—	—	—	—
	Shares (b)	2/10/2021	—	—	—	—	5,868	5,868	$575,357
	Shares (c)	2/10/2021	—	—	—	—	10,200	10,200	$1,000,110

Kendra B. Krugman	Cash Incentive Compensation	—	$106,875	$427,500	$855,000	—	—	—	—
	Shares (b)	2/10/2021	—	—	—	—	5,868	5,868	$575,357
	Shares (c)	2/10/2021	—	—	—	—	10,200	10,200	$1,000,110

(a)

The amounts shown under the “Threshold” column represent 25% of the target cash incentive compensation, assuming threshold-level performance is achieved under the financial performance measures. The amounts shown under the “Target” column represent 100% of the target cash incentive compensation, assuming target-level performance is achieved under the financial performance measures. The amounts shown under the “Maximum” column represent 200% of the target cash incentive compensation, assuming maximum-level performance is achieved under the financial performance measures. The Company exceeded the “Maximum” financial performance metrics for 2021.

(b)

Shares of time-based restricted stock were granted pursuant to the Company’s Equity Incentive Plan. These restricted shares vest ratably in four equal, annual installments beginning one year from the date of the grant. The Compensation Committee reinstituted a mix of performance-based and time-based restricted stock in 2022.

(c)	Shares of time-based restricted stock were granted pursuant to the Company’s Equity Incentive Plan. These restricted shares cliff vest after three years.

OUTSTANDING EQUITY AWARDS AT FISCAL 2021 YEAR-END

The following table provides information regarding unexercised stock options, stock that has not yet vested, and equity incentive plan awards for each NEO outstanding as of the end of fiscal 2021. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (a)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (b)

Michael D. Casey	36,951	12,317	—	$120.25	2/21/2028
	69,000	—	—	$83.84	2/14/2027
	44,500	—	—	$90.66	2/16/2026
	28,000	—	—	$82.40	2/18/2025
	30,000	—	—	$68.49	2/18/2024
	50,000	—	—	$59.27	2/20/2023
						135,968	$13,762,681

Richard F. Westenberger	3,786	1,262	—	$120.25	2/21/2028
	7,000	—	—	$83.84	2/14/2027
	5,220	—	—	$90.66	2/16/2026
	3,400	—	—	$82.40	2/18/2025
	3,800	—	—	$68.49	2/18/2024
						34,271	$3,468,911

Brian J. Lynch	7,383	2,461	—	$120.25	2/21/2028
	13,920	—	—	$83.84	2/14/2027
	10,400	—	—	$90.66	2/16/2026
	7,000	—	—	$82.40	2/18/2025
	7,500	—	—	$68.49	2/18/2024
	4,500	—	—	$59.27	2/20/2023
						40,799	$4,129,675

Patrick Q. Moore	3,786	1,262	—	$120.25	2/21/2028
	14,900	—	—	$85.71	8/16/2027
						26,044	$2,636,174

Kendra B. Krugman	1,131	377	—	$120.25	2/21/2028
	1,131	377	—	$120.25	2/21/2028
	2,068	—	—	$83.84	2/14/2027
	1,404	—	—	$83.84	2/14/2027
	2,260	—	—	$98.98	8/17/2026
	960	—	—	$90.66	2/16/2026
	960	—	—	$90.66	2/16/2026
	2,360	—	—	$86.88	11/11/2025
	1,200	—	—	$82.40	2/18/2025
	400	—	—	$82.40	2/18/2025
	1,400	—	—	$68.49	2/18/2024
	600	—	—	$68.49	2/18/2024
	1,400	—	—	$59.27	2/20/2023
	600	—	—	$59.27	2/20/2023
						23,140	$2,342,231

[See next page for footnotes to table]

(a)	Equity Incentive Plan awards relate to the following grants:

•

As set forth in the table below, a portion of the time-based restricted stock awards made in 2021 vest in four equal, annual installments beginning one year from the date of the grant and a portion cliff vest on the third anniversary of the date of grant.

•	The time-based restricted stock awards made in 2020 and 2019 vest in four equal, annual installments beginning one year from the date of the grant.

•	Vesting of the performance-based restricted stock awards granted in fiscal 2019 is contingent upon meeting specific performance targets for fiscal 2021 and vest in 2022.

Name	Grant Date	Time-Based Restricted Shares – 4 Year Vest #	Time-Based Restricted Shares – 3 Year Cliff Vest #	Performance- Based Restricted Shares	Grant Date Fair Value per Share

Michael D. Casey	2/10/2021	66,296	—	—	$98.05
	2/12/2020	27,188		—	$110.35
	2/13/2019	30,948		30,948	$88.87
	2/21/2018	11,436		—	$120.25

Richard F. Westenberger	2/10/2021	11,220	11,220	—	$98.05
	2/12/2020	4,988		—	$110.35
	2/13/2019	4,504		4,504	$88.87
	2/21/2018	5,336		—	$120.25

Brian J. Lynch	2/10/2021	13,260	13,260	—	$98.05
	2/12/2020	5,892		—	$110.35
	2/13/2019	6,192		6,192	$88.87
	2/21/2018	2,288		—	$120.25

Patrick Q. Moore	2/10/2021	5,868	10,200	—	$98.05
	2/12/2020	2,608		—	$110.35
	11/20/2019	5,744		—	$100.15
	2/13/2019	3,236		3,236	$88.87
	2/21/2018	1,176		—	$120.25

Kendra B. Krugman	2/10/2021	5,868	10,200	—	$98.05
	2/12/2020	2,608		—	$110.35
	2/13/2019	3,236		3,236	$88.87
	2/21/2018	1,048		—	$120.25

(b)	Amount based on the closing market price per share of the Company’s common stock as traded on the NYSE on December 31, 2021, the last trading day of fiscal 2021 of $101.22.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2021

The following table provides information concerning our NEOs’ exercises of stock options and vesting of restricted stock during fiscal 2021. The table reports, on an aggregate basis, the number of securities acquired upon exercise of stock options, the dollar value realized upon exercise of stock options, the number of shares of restricted stock that have vested, and the dollar value realized upon the vesting of restricted stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (b)
Michael D. Casey	70,000	$4,438,243	21,486	$2,059,470
Richard F. Westenberger	6,000	$306,562	4,117	$391,618
Brian J. Lynch	—	$—	4,418	$423,533
Patrick Q. Moore	—	$—	3,992	$405,979
Kendra B. Krugman	2,800	$168,830	2,038	$195,381

(a)

Aggregate dollar amount was calculated by multiplying the number of shares acquired by the difference between the market price of the underlying securities at the time of exercise and the exercise price of the stock options.

(b)	Aggregate dollar amount was calculated by multiplying the number of shares acquired on vesting by the closing market price of the Company’s common stock as traded on the NYSE on the date of vesting.

NONQUALIFIED DEFERRED COMPENSATION

Eligible employees, including our NEOs, may elect annually to defer a portion of their base salary and annual cash incentive compensation under The William Carter Company Deferred Compensation Plan (the “Deferred Compensation Plan”). Under this plan, participants can defer up to 75% of their salary and/or 90% of their cash bonus. At the option of the participant, these amounts may be deferred to a specific date at least two years from the last day of the year in which deferrals are credited into the participant’s account. Interest on deferred amounts is credited to the participant’s account based upon the earnings and losses of one or more of the investments selected by the participant from the various investment alternatives available under the Deferred Compensation Plan.

At the time of deferral, a participant must indicate whether he or she wishes to receive the amount deferred in either a lump sum or in substantially equal annual installments over a period of up to five years for “Specified Date” accounts or up to ten years for “Retirement” accounts. If a participant who is an employee of the Company separates from service prior to the elected commencement date for distributions and has not attained age 62 or age 55 and completed ten years of service, then the deferred amounts will be distributed as a lump sum, regardless of the method of distribution originally elected by the participant. If the participant in question has attained age 62 or age 55 with ten years of service and has previously elected to do so on a timely basis, then the participant may receive the amounts in substantially equal annual installments over a period of up to ten years. There is a six-month delay in the commencement of distributions for all participants, if triggered by the participant’s termination or retirement. Changes to deferral elections with respect to previously deferred amounts are permitted only under the limited terms and conditions specified in the Code and early withdrawals from deferred accounts are permitted only in extreme cases, such as unforeseen financial hardship resulting from an illness or accident of the participant that is demonstrated to the Company’s Retirement Committee.

Name	Employee Contributions (a)	Company Contributions	Aggregate Earnings (b)	Withdrawals or Distributions	Aggregate Balance (c)
Michael D. Casey	$—	$—	$—	$—	$—
Richard F. Westenberger	$5,611	$—	$34,406	$—	$269,429
Brian J. Lynch	$5,000	$—	$186,951	$—	$1,626,784
Patrick Q. Moore	$—	$—	$—	$—	$—
Kendra B. Krugman	$—	$—	$—	$—	$—

(a)	All of the amounts reported in this column for Messrs. Westenberger and Lynch are also included within the amount reported for that officer in the 2021 Summary Compensation Table.
(b)

None of the amounts reported in this column are reported in the All Other Compensation column of the 2021 Summary Compensation Table because the Company does not pay guaranteed or preferential earnings on deferred compensation.

(c)

Amounts reported in this column for each NEO include amounts previously reported in the Company’s Summary Compensation Table in previous years when earned if that NEO’s compensation was required to be disclosed in a previous year.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Termination

As described in more detail above under the heading “Severance Agreements with NEOs,” we have entered into certain agreements and maintain certain plans that may require us in the future to make certain payments and provide certain benefits in the event of a termination of employment.

For purposes of the table below, a hypothetical termination without “cause” or for “good reason” is assumed to have occurred as of January 1, 2022, the last day of fiscal 2021. The table below indicates the payment and provision of other benefits that would be owed to each of our NEOs as the result of such a termination. There can be no assurance that a termination of employment of any of our NEOs would produce the same or similar results as those set forth below on any other date. The terms “without cause” and “good reason” are defined in the agreements with our executives and summarized above under the heading “Severance Agreements with NEOs.”

	Michael Casey	Richard Westenberger	Brian Lynch	Patrick Moore	Kendra Krugman
Base Salary	$2,170,000	$655,000	$1,207,500	$600,000	$570,000
Cash Incentive Compensation (a)	3,255,000	982,500	1,610,000	900,000	855,000
Health and Other Benefits	24,166	12,088	10,904	12,088	729

Total	$5,449,166	$1,649,588	$2,828,404	$1,512,088	$1,429,725

(a)	Cash incentive compensation calculations are based on cash incentive compensation targets achieved in fiscal 2021 described in more detail under the heading “Annual Cash Incentive Compensation” above.

Change of Control and Termination Following a Change of Control

In the event of a change of control, as that term is defined under the Company’s Equity Incentive Plan and individual awards, all unvested stock options and all unvested shares of restricted stock will fully vest, and all unvested shares of performance stock will vest at their respective “target” amounts. In addition, as described in more detail above under the heading “Severance Agreements with NEOs,” we have entered into certain agreements that may require us to make certain payments and provide certain benefits to our NEOs in the event of their termination in relation to a change of control (with “change of control” defined in each executive’s agreement).

For purposes of the table below, we have assumed that all unvested stock options, and all unvested shares of restricted stock and performance stock, have fully vested immediately prior to a change of control on January 1, 2022, the last day of fiscal 2021, and that a termination without “cause” occurred immediately following a change of control on January 1, 2022. The estimated benefit amount for unvested options was calculated by multiplying the number of in-the-money unvested options held by the applicable NEO by the difference between the closing price of our common stock on December 31, 2021 (which was the last trading day before the end of fiscal 2021), as reported by the NYSE, which was $101.22, and the exercise price of the option. The estimated benefit amount of unvested restricted stock was calculated by multiplying the number of restricted shares held by the applicable NEO by the closing price of our common stock on December 31, 2021 (which was the last trading day before the end of fiscal 2021), as reported by the NYSE, which was $101.22.

There can be no assurance that a change of control would produce the same or similar results as those set forth below on any other date or at any other price. These amounts do not include vested stock options, vested shares of restricted stock, or vested shares of performance stock. For a list of earned vested stock options, see the “Outstanding Equity Awards at Fiscal 2021 Year-End” table beginning on page 40.

	Michael Casey	Richard Westenberger	Brian Lynch	Patrick Moore	Kendra Krugman
Base Salary	$3,255,000	$1,310,000	$2,012,500	$1,200,000	$1,140,000
Cash Incentive Compensation (a)	3,255,000	982,500	1,610,000	900,000	855,000
Health and Other Benefits	36,250	24,175	18,173	24,175	1,458
Option Value	—	—	—	—	—
Stock Value	13,762,681	3,468,911	4,129,675	2,636,174	2,342,231

Total	$20,308,931	$5,785,586	$7,770,348	$4,760,349	$4,338,689

(a)	Cash incentive compensation calculations are based on cash incentive compensation targets achieved in fiscal 2021 described in more detail under the heading “Annual Cash Incentive Compensation” above.

PERQUISITES AND OTHER BENEFITS

Our NEOs do not receive any perquisites or other benefits on an annual basis that are not otherwise available to all employees. The cost of providing these benefits and perquisites to the NEOs is included in the amounts shown in the “All Other Compensation” column of the Summary Compensation Table and detailed in the footnotes to such table.

PAY RATIO DISCLOSURE

In August 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of our median employee’s (the “Median Employee”) annual total compensation to the total annual compensation of the principal executive officer (“PEO”). The Company’s PEO is Mr. Casey.

We selected a new Median Employee in fiscal 2021 due to changes in our employee population and compensation as a result of the pandemic. Specifically, our retail stores were open for much of fiscal 2021, which meaningfully improved the number of hours and corresponding compensation available to retail store employees from fiscal 2020.

Our Median Employee is a part-time employee at one of our U.S. retail locations whose annual total compensation for fiscal 2021 (as calculated pursuant to Item 402(c)(2)(x) of Regulation S-K) was $8,587. The annual total compensation for fiscal 2021 for our PEO was $11,056,385. The resulting ratio of our PEO’s pay to the pay of our Median Employee for fiscal 2021 was 1,288:1.

Methodology to Identify Our Median Employee

In order to identify our Median Employee, we began with a list of all of our employees, world-wide, who were employed by Carter’s or one of its wholly-owned subsidiaries on October 2, 2021. Of these employees, approximately 19% were full-time employees, 55% were part-time employees, and 26% were seasonal or temporary employees. Approximately 77% of our employees were employed in our retail stores in North America, and approximately 85% of those retail employees were part-time.

We then calculated each employee’s compensation for 2021. When making this calculation, we:

•	consistently used each employee’s total salary for the 2021 calendar year as stated on the gross compensation line on their Form W-2 (or international equivalent);

•	annualized salaries for those full-time and part-time employees that were not employed for the full calendar year of 2021 (but we did not annualize seasonal or temporary employee data);

•	excluded benefits, such as health care contributions; and

•	for compensation paid in currencies other than U.S. dollars, applied an exchange rate into U.S. dollars that was based on rates published by the xe.com on October 2, 2021.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS, AND CERTAIN CONTROL PERSONS

The Company has a written policy that requires all transactions with related persons required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act be reviewed by our Chief Financial Officer and General Counsel (or their designees) with our Audit Committee and approved by our Audit Committee.

The Company considers the following to be related parties: any director or executive officer of the Company; any nominee for election as a director; any security holder who is known to the Company to own more than five percent of any class of the Company’s voting securities; and any member of the immediate family of any of the parties listed above including such party’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law.

There were no such transactions during fiscal 2021.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS, AND EXECUTIVE OFFICERS

The following table sets forth the number of shares of Carter’s common stock owned by each of the following parties as of March 22, 2022, or as of such other date as indicated: (a) each person known by Carter’s to own beneficially more than five percent of the outstanding common stock; (b) our NEOs; (c) each director; and (d) all directors and executive officers as a group. Unless otherwise indicated below, the holder’s address is 3438 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30326.

Name of Beneficial Owner	Shares	Percent
Wellington Management Group LLP (1)	3,803,084	9.3%
The Vanguard Group, Inc. (2)	3,755,143	9.2%
BlackRock, Inc. (3)	3,431,346	8.4%
JPMorgan Chase & Co. (4)	3,105,392	7.6%
Mackenzie Financial Corporation (5)	2,210,484	5.4%
Michael D. Casey (6)	715,307	1.8%
Brian J. Lynch (6)	133,440	0.3%
Richard F. Westenberger (6)	112,278	0.3%
Patrick Q. Moore (6)	58,813	0.1%
Kendra D. Krugman (6)	56,964	0.1%
Rochester Anderson, Jr. (7)	—	—
Jeffrey H. Black (7)	—	—
Hali Borenstein (8)	5,665	0.0%
Luis A. Borgen (8)	2,343	0.0%
Giuseppina Buonfantino	10,334	0.0%
A. Bruce Cleverly	11,148	0.0%
Jevin S. Eagle	11,387	0.0%
Mark P. Hipp	7,731	0.0%
William J. Montgoris	36,550	0.1%
David Pulver (9)	78,579	0.2%
Stacey S. Rauch (7)	—	—
Gretchen W. Schar (8)	6,413	0.0%
Stephanie P. Stahl (7)	—	—
All directors, including nominees, and executive officers as a group (25 persons) (6)	1,445,411	3.6%

*	Indicates less than 1% of our common stock.

(1)

This information is based on Schedule 13G/A, filed with the SEC on February 14, 2022. Wellington Management Group LLP has shared voting power covering 3,337,294 shares and shared dispositive power covering 3,803,084 shares of our common stock; Wellington Group Holdings LLP has shared voting power covering 3,337,294 shares and shared dispositive power covering 3,803,084 shares of our common stock; Wellington Investment Advisors Holdings LLP has shared voting power covering 3,337,294 shares and shared dispositive power covering 3,803,084 shares of our common stock; and Wellington Management Company LLP has shared voting power covering 3,311,498 shares and shared dispositive power covering 3,709,143 shares of our common stock. The address for each entity is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(2)

This information is based on Schedule 13G/A, filed with the SEC on February 9, 2022. The Vanguard Group, Inc. has sole dispositive power covering 3,695,102 shares of our common stock. The Vanguard Group, Inc. has shared voting power covering 22,019 shares of our common stock and shared dispositive power covering 60,041 shares of our common stock. The address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.

(3)

This information is based on Schedule 13G/A, filed with the SEC on February 1, 2022. BlackRock, Inc. has sole voting power covering 3,346,499 shares and sole dispositive power covering 3,431,346 shares of our common stock. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)

This information is based on Schedule 13G/A, filed with the SEC on January 7, 2022. JPMorgan Chase & Co. has sole voting power covering 2,926,377 shares and sole dispositive power covering 3,105,255 shares of our common stock.

JPMorgan Chase & Co. has shared voting power covering 11,659 shares of our common stock and does not have shared dispositive power covering any shares of our common stock. The address for JPMorgan Chase & Co. is 383 Madison Avenue New York, NY 10179.

(5)

This information is based on Schedule 13G/A, filed with the SEC on February 4, 2022. Mackenzie Financial Corporation has sole voting power covering 2,210,484 shares and sole dispositive power covering 2,210,484 shares of common stock. The address for Mackenzie Financial Corporation is 180 Queen Street West, Toronto, Ontario, Canada.

(6)

This amount includes the (a) number of shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days after March 22, 2022, and (b) shares of unvested restricted stock and unvested performance stock. See the detail for each NEO and all executive officers as a group below.

Name	Owned & Vested Common Stock	Exercisable Stock Options	Restricted Common Stock	Unvested Performance Stock

Michael D. Casey	302,150	270,768	106,721	35,668
Richard F. Westenberger	50,835	24,468	30,115	6,860
Brian J. Lynch	30,625	53,164	38,675	10,976
Patrick Q. Moore	8,295	19,948	25,078	5,492
Kendra D. Krugman	10,638	18,628	22,206	5,492
All executive officers as a group	445,860	440,317	312,079	87,004

(7)	Messrs. Anderson and Black and Mses. Rauch and Stahl have been appointed to the Board, subject to shareholder approval at the Annual Meeting.

(8)

Mr. Borgen holds 1,562 shares of restricted stock, Ms. Schar holds 1,603 shares of restricted stock, and Ms. Borenstein holds 1,442 shares of restricted stock, and are the only independent directors who hold restricted stock.

(9)

Mr. Pulver holds 8,000 shares of common stock indirectly through Cornerstone Capital, Inc. and 40,082 shares of common stock indirectly through the Carol Pulver 2020 Trust. Mr. Pulver disclaims beneficial ownership of the shares of common stock held indirectly through the Carol Pulver 2020 Trust.

DELINQUENT SECTION 16 REPORTS

Section 16(a) of the Securities Exchange Act requires that the Company’s executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company’s common stock, file initial reports of ownership and changes in ownership with the SEC. Based on a review of the copies of such forms furnished to the Company with respect to fiscal 2021, the Company believes that all forms were filed in a timely manner during fiscal 2021, except for one late Form 4 filed by the Company on behalf of each of Ms. Borenstein and Mr. Eagle to report, in each case, less than six (6) shares of common stock credited to the Reporting Person as a result of a dividend payment with respect to the Company’s common stock in accordance with and to be settled pursuant to the terms of the Company’s director deferred compensation program, due to an inadvertent administrative oversight by the Company.

PROPOSAL NUMBER TWO

ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis section of this proxy statement beginning on page 24 describes the Company’s executive compensation program and the compensation decisions that the Compensation Committee and Board of Directors made in fiscal 2021 with respect to the compensation of the Company’s NEOs.

The Company is committed to achieving long-term, sustainable growth and increasing shareholder value. The Company’s compensation program for its NEOs is designed to support these objectives and encourage strong financial performance on an annual and long-term basis by linking a significant portion of the NEOs’ total direct compensation to Company performance in the form of incentive compensation.

The Board of Directors is asking shareholders to cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

This proposal is commonly referred to as the “say-on-pay” vote and is required pursuant to Section 14A of the Exchange Act. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this proxy statement. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders and intend to consider the outcome of the vote when determining future compensation arrangements for our NEOs.

The Board recommends a vote FOR the approval of compensation of the Company’s NEOs as disclosed in this proxy statement.

Vote Required

Because this Proposal Number Two asks for a non-binding, advisory vote, there is no required vote that would constitute approval. We value the opinions expressed by our shareholders in this advisory vote, and our Compensation Committee will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our NEOs. Abstentions and broker non-votes, if any, will not have any impact on this advisory vote.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s accounting, auditing, and financial reporting process on behalf of the Board. The Audit Committee’s charter is available in the investor relations section of our website at ir.carters.com. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements, and for the public reporting process. PwC, the Company’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited consolidated financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with management and PwC the audited consolidated financial statements for the fiscal year ended January 1, 2022 and PwC’s evaluation of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has discussed with PwC the matters that are required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC the firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited consolidated financial statements for the fiscal year ended January 1, 2022 be included in our Annual Report on Form 10-K for fiscal 2021 for filing with the SEC.

Submitted by the Audit Committee

Ms. Gretchen W. Schar, Chairperson
Mr. Luis A. Borgen
Mr. Mark P. Hipp
Mr. William J. Montgoris

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate the Audit Committee Report by reference therein.

PROPOSAL NUMBER THREE

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed PwC to serve as the Company’s independent registered public accounting firm for fiscal 2022. The Board is submitting the appointment of PwC as the Company’s independent registered public accounting firm for shareholder ratification and recommends that shareholders ratify this appointment. The Board recommends that shareholders ratify this appointment at the Annual Meeting. Shareholder ratification of the appointment of PwC is not required by law or otherwise. The Board is submitting this matter to shareholders for ratification because the Board believes it to be a good corporate governance practice. If the shareholders do not ratify the appointment, the Audit Committee may reconsider whether or not to retain PwC. Even if the appointment is ratified, the Audit Committee may appoint a different independent registered public accounting firm at any time during the year if, in its discretion, it determines that such a change would be in the Company’s best interest and that of the Company’s shareholders. A representative of PwC is expected to attend the Annual Meeting, and he or she will have the opportunity to make a statement and will be available to respond to appropriate questions. For additional information regarding the Company’s relationship with PwC, please refer to the Audit Committee Report above.

The Audit Committee has also adopted policies and procedures for pre-approving all non-audit work performed by PwC. The Audit Committee has pre-approved the use, as needed, of PwC for specific types of services that fall within categories of non-audit services, including various tax services. The Audit Committee receives regular updates as to the fees associated with the services that are subject to pre-approval. Services that do not fall within a pre-approved category require specific consideration and pre-approval by the Audit Committee. All services rendered by PwC in the table below were pre-approved by the Audit Committee.

The aggregate fees that the Company incurred for professional services rendered by PwC for fiscal years 2021 and 2020 were as follows:

	2021	2020
Audit Fees	$1,986,500	$2,485,000
Audit-Related Fees	—	—
Tax Fees	10,000	6,000
All Other Fees	4,500	4,500

Total Fees	$2,001,000	$2,495,000

•

Audit Fees for fiscal years 2021 and 2020 were for professional services rendered for the integrated audit of the consolidated financial statements and internal control over financial reporting of the Company, other auditing procedures related to the adoption of new accounting pronouncements, review of other significant transactions, and related out-of-pocket expenses.

•	There were no Audit-Related Fees for fiscal year 2021 or 2020.

•	Tax Fees for fiscal years 2021 and 2020 were for assistance with transfer pricing matters.

•	All Other Fees for fiscal years 2021 and 2020 consisted of software license fees.

The Board recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2022.

Vote Required

The approval of Proposal Number Three requires the affirmative vote of a majority of the votes properly cast at our Annual Meeting. Abstentions will not affect the outcome of this proposal. A broker or other nominee will generally have discretionary authority to vote on this proposal because it is considered a routine matter, and, therefore, we do not expect broker non-votes with respect to this proposal.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting, other than the items referred to above. If any other matter is properly brought before the Annual Meeting for action by shareholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

*    *    *

The following performance graph and return to shareholders information shown below are provided pursuant to Item 201(e) of Regulation S-K promulgated under the Exchange Act. The graph and information are not deemed to be “filed” under the Exchange Act or otherwise subject to liabilities thereunder, nor are they to be deemed to be incorporated by reference in any filing under the Securities Act or Exchange Act unless we specifically incorporate them by reference.

*$100 invested on 12/31/16 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

Copyright© 2022 Standard & Poor’s, a division of S&P Global. All rights reserved carter’s, inc. P.O. BOX 8016, CARY, NC 27512-9903 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/CRI Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-866-649-0070 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions MAIL Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided You must register to attend the meeting online and/or participate at www.proxydocs.com/CRI Carter’s, Inc. Annual Meeting of Stockholders For Stockholders of record as of March 22, 2022 TIME: Wednesday, May 18, 2022 1:00 PM Eastern Time PLACE: Annual Meeting to be held live via the internet - please visit www.proxydocs.com/CRI for more details. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Michael D. Casey and Scott F. Duggan (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Carter’s, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Carter’s, Inc. Annual Meeting of Stockholders Please make your marks like this: X THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. Election of Directors FOR AGAINST ABSTAIN 1.01 Rochester (Rock) Anderson, Jr. [] [] [] FOR 1.02 Jeffrey H. Black [] [] [] FOR 1.03 Hali Borenstein [] [] [] FOR 1.04 Luis A. Borgen [] [] [] FOR 1.05 Michael D. Casey [] [] [] FOR 1.06 A. Bruce Cleverly [] [] [] FOR 1.07 Jevin S. Eagle [] [] [] FOR 1.08 Mark P. Hipp [] [] [] FOR 1.09 William J. Montgoris [] [] [] FOR 1.10 Stacey S. Rauch [] [] [] FOR 1.11 Gretchen W. Schar [] [] [] FOR 1.12 Stephanie P. Stahl [] [] [] FOR FOR AGAINST ABSTAIN 2. An advisory approval of compensation for our named executive officers (the “say-on-pay” vote); [] [] [] FOR 3. The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2022; and [] [] [] FOR 4. Any other business that may properly come before the meeting. You must register to attend the meeting online and/or participate at www.proxydocs.com/CRI Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date